EXHIBIT 10.68

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

U.S. TELEPACIFIC CORP.,

a California corporation

AND

PAC-WEST TELECOMM, INC.,

a California corporation

December 17, 2004

i

EXHIBITS

Exhibit A Transition Services Agreement

INDEX OF SCHEDULES

Schedule 1.2(c)	-	Acquired Vehicles
Schedule 1.2(e)	-	Field Testing Equipment
Schedule 1.2(f)	-	SME Business Facilities
Schedule 1.2(g)(i)	-	Excluded Customer Contracts
Schedule 1.2(g)(iii)	-	Other Excluded Contracts
Schedule 1.2(g)(iv)	-	Acquired Agent Agreements
Schedule 1.2(h)	-	Acquired Auto Call Distributor
Schedule 1.2(j)	-	Prepaid Deposits and Expenses
Schedule 1.2(l)(i)	-	Acquired Intellectual Property
Schedule 1.2(l)(ii)	-	Phone Numbers
Schedule 1.5	-	Assumed Liabilities
Schedule 1.5(iii)	-	Commission Arrangements
Schedule 1.8(b)	-	Sample Monthly Billed Revenue Calculation
Schedule 1.9	-	Seller’s Wire Transfer Information
Schedule 3.3(a)	-	Seller Third Party Consents
Schedule 3.3(b)	-	Lender Consents
Schedule 3.4	-	No Conflict or Violation
Schedule 3.5	-	Fixed Asset Register
Schedule 3.6	-	Absence of Certain Changes
Schedule 3.6(d)	-	Seller Material Adverse Effect
Schedule 3.7(a)	-	Permitted Encumbrances
Schedule 3.7(b)	-	Sufficiency of Assets
Schedule 3.9	-	Leased Personal Property
Schedule 3.10(a)	-	Business Employees
Schedule 3.10(b)	-	Business Employees’ Agreements
Schedule 3.11(a)	-	Material Contracts
Schedule 3.11(b)	-	Consents and Defaults to Material Contracts
Schedule 3.11(c)	-	Certain Extraordinary Agreements
Schedule 3.11(e)	-	Termination of Material Contracts
Schedule 3.12(a)	-	Termination or Limitation of Significant Customers
Schedule 3.12(b)	-	Significant Customers
Schedule 3.13	-	Tax Returns
Schedule 3.14	-	Licenses and Permits
Schedule 3.15(a)	-	Intellectual Property Rights of SME Business
Schedule 3.15(b)	-	Infringement of Intellectual Property Rights
Schedule 3.15(c)	-	Third Party Infringement of Intellectual Property Rights
Schedule 3.16	-	Pending Litigation, Proceedings, Investigations or Orders
Schedule 3.17	-	Compliance with Laws
Schedule 3.19	-	Product Warranties

Schedule 3.20	-	Insider Interests
Schedule 3.22	-	Seller or Vendor Disputes/Accounts Payable
Schedule 3.23(a)	-	Accounts Receivable
Schedule 3.23(b)	-	Credit Disputes
Schedule 4.3	-	Buyer Third Party Consents
Schedule 5.3	-	Seller Third Party Consents
Schedule 5.8(a)	-	Protected Employees
Schedule 5.15(b)	-	Non-Competition; Non-Solicitation
Schedule 6.1(d)	-	Certain Buyer Closing Conditions
Schedule 6.2(d)	-	Certain Seller Closing Conditions
Schedule 9.10(a)	-	Excluded Customers
Schedule 9.10(c)	-	VOIP Customers

v

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 17, 2004, by and between U.S. TelePacific Corp., a California corporation (“Buyer”), and Pac-West Telecomm, Inc., a California corporation (“Seller”).

     Seller is a facilities-based communications provider offering telecommunication services, including an integrated bundle of broadband data and voice communication services on a direct or retail basis to small- and medium-sized business customers located in California and Nevada, but excluding businesses and services that Seller provides to residential customers, VOIP Customers (as defined in Section 9.10) or resellers (collectively, the “SME Business”).

     Buyer and Seller entered into a non-binding Letter of Intent on November 8, 2004 (the “Letter of Intent”) outlining the terms of this Agreement and the agreements contemplated hereby.

     Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Acquired Assets (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement.

     Simultaneously with the execution of this Agreement, Seller and Buyer are entering into a Transition Services Agreement in the form attached hereto as Exhibit A (the “Transition Services Agreement”) pursuant to which, among other things, Seller will provide Buyer with certain transition services and will provide Buyer with a Two Million Dollar ($2,000,000) credit for the services to be provided by Seller thereunder.

     NOW THEREFORE, in consideration of the foregoing premises and the respective covenants, representations, warranties and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

I. PURCHASE AND SALE OF ACQUIRED ASSETS

     1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer and Buyer agrees to purchase, at the Closing (as defined in Section 2.1), all of the Acquired Assets; provided that, all of the Acquired Assets shall be free and clear of all Liens (as defined in Section 9.10), other than Permitted Liens (as defined in Section 9.10).

     1.2 Acquired Assets. The term “Acquired Assets” means the following (as the same exist on the Closing Date):

          (a) all customer premises equipment owned or leased by Seller and located on the premises of Acquired Customers (as defined in Section 9.10) of the SME Business, including all such PBX equipment, cards, channel banks (e.g., Verilink) and phone systems (and, to the extent transferable, any software embedded in such equipment);

          (b) all stock of inventory of equipment held for installation at customer premises in connection with the SME Business (and, to the extent transferable, any software embedded in such equipment), and all used customer premises equipment formerly installed at customer premises in connection with the SME Business, and used PBX equipment and phone systems used by customers in the SME Business undergoing refurbishment by third parties on behalf of Seller;

          (c) all of the vehicles of Seller set forth on Schedule 1.2(c) (the “Vehicles”) and all stock of tools, equipment and inventory maintained by Seller on the Vehicles;

          (d) all trade accounts receivable and other rights to payment directly arising from the SME Business comprised of receivables from Acquired Customers, carrier revenue allocable to the Acquired Customers and the right to payment for minutes-of-use in respect of pre-Closing periods to be billed by Buyer after the Closing and all other accounts or notes receivable of Seller to the extent related to both the Acquired Assets and the SME Business, and any claim, remedy or other right arising out of any of the foregoing (collectively, “Accounts Receivable”);

          (e) all field testing equipment (including any software embedded in such equipment) used primarily in the SME Business in order to support the Acquired Customers, including “side kick” and T-1 test sets, test and provisioning boxes and test PBX’s, including all such equipment identified on Schedule 1.2(e);

          (f) (i) all rights in, to and under all equipment used by field technicians, back office support groups and sales personnel (including desktop and laptop computers, desktop and/or laptop computer software (to the extent assignable by Seller), tools, furniture, fixtures, machinery, supplies, cell phones and cell phone numbers), in each case, located at the facilities listed on Schedule 1.2(f); and (ii) all rights in, to and under (A) all desktop and laptop computers, desktop and/or laptop computer software (to the extent assignable by Seller), tools, furniture, fixtures, machinery, supplies, cell phones and cell phone numbers that are located at Seller’s other facilities and (B) all such equipment used by field technicians, back office support groups and sales personnel, but in each case of (A) and (B), only to the extent such assets are primarily related to the SME Business and directly support the Business Employees (as defined in Section 3.10(a)) offered employment by Buyer pursuant to Section 5.8;

          (g) to the extent transferable, all right, title and interest of Seller in, to and under (i) all customer contracts entered into with the Acquired Customers with respect to the SME Business other than those customer contracts listed on Schedule 1.2(g)(i) (the customer contracts being acquired, the “Customer Contracts”), (ii) all customer orders, customer accounts and customer deposits related to the Customer Contracts, (iii) all other contracts, agreements, purchase orders, work orders and other agreements of Seller that are Material Contracts and primarily related to the SME Business other than those contracts listed on Schedule 1.2(g)(iii), and (iv) all agent agreements listed on Schedule 1.2(g)(iv);

          (h) the Auto Call Distributor listed on Schedule 1.2(h) (“ACD”), including the hardware, software and CPE associated with the ACD;

          (i) all rights, claims and causes of action against suppliers of, or arising under warranties covering, any inventory, machinery or equipment included within the Acquired Assets;

          (j) all prepaid deposits and expenses (e.g., advertising deposits and expenses) listed on Schedule 1.2(j);

          (k) to the extent permitted by Applicable Law (as defined pursuant to Section 3.4), original version, or, where more practicable, copies of all books and records to the extent primarily relating to the Acquired Assets (and reasonable access to all books and records relating to the Acquired Assets), including financial, accounting and personnel records, files, invoices, customer lists and records (including names of any applicable contacts, addresses, nature and volume of orders, and date of purchases), supplier lists and records, maintenance trouble history with customers, and to the extent available a list of all customers who voluntarily churned away from Seller over the three-year period prior to the date hereof; provided that Seller may retain copies of any such items as it deems reasonably necessary or prudent for its Tax, accounting, human resources, legal or other business purposes;

          (l) (i) all Intellectual Property listed on Schedule 1.2(l)(i) (the “Acquired IP”) and (ii) any local and toll-free telephone numbers listed on Schedule 1.2(l)(ii) and any marketing materials, brochures and sales literature used by Seller primarily in connection with the SME Business; and

          (m) all insurance benefits and proceeds therefrom received after the date hereof under insurance policies in respect of any Losses (as defined in Section 7.1) arising from the Acquired Assets prior to Closing.

     1.3 Transfer of Title to Acquired Assets. The sale, assignment, conveyance, transfer and delivery by Seller of the Acquired Assets shall be made at the Closing by such bills of sale, assignments, licenses, endorsements and other appropriate instruments of transfer as shall be necessary to vest in Buyer, as of the Closing, good and marketable title to the Acquired Assets, free and clear of all Liens other than Permitted Liens.

     1.4 Excluded Assets. The term “Excluded Assets” means all assets, properties and rights of Seller (whether tangible or intangible) other than the Acquired Assets. Without limiting the generality of the foregoing, the Acquired Assets shall not include, and Seller is not selling, assigning, transferring, conveying or delivering to Buyer, and Buyer is not purchasing or acquiring any right to receive cash payments arising out of the settlement by Seller of any disputes with carriers and/or customers in respect of any pre-Closing period other than the Accounts Receivable (subject to Section 1.9 and the dispute resolution procedures contained therein).

     1.5 Certain Liabilities Assumed. Upon the terms and subject to the conditions of this Agreement, on the Closing Date Buyer shall assume and agree to pay, perform and discharge when due all executory obligations and liabilities arising after the Closing Date under (i) the

Customer Contracts of Seller included in the Acquired Assets, (ii) all other agreements and obligations of Seller included in the Acquired Assets that are specifically listed on Schedule 1.5, in each of (i) and (ii), which are not in default by Seller as of the Closing Date and (iii) all sales commissions arising under the commission arrangements identified on Schedule 1.5(iii) resulting directly from sales by Retained Employees completed prior to the Closing Date of products and services to Acquired Customers to the extent such sales commissions would in the ordinary course of business, consistent with Seller’s past practices, be due and payable to such Retained Employees following the Closing Date (collectively, (i), (ii) and (iii), the “Assumed Liabilities”).

     1.6 Liabilities Not Assumed. Except as set forth in Section 1.5, Buyer shall not assume and shall not be responsible to pay, perform or discharge any other obligations, liabilities, contracts or commitments of Seller of any kind or nature whatsoever (the “Excluded Liabilities”). Seller shall pay and satisfy when due all Excluded Liabilities where failure to pay or satisfy such Excluded Liabilities would impair Buyer’s use of or benefit from the Acquired Assets or cause Buyer to be held liable for such Excluded Liabilities.

     1.7 Purchase Price. The purchase price for the Acquired Assets shall be Twenty-Seven Million Dollars ($27,000,000) (the “Initial Purchase Price”) as adjusted pursuant to Section 1.8 plus the aggregate amount of all Seller’s Accounts Receivable (as defined in Section 1.9) (together with the Initial Purchase Price, the “Purchase Price”). The Initial Purchase Price, as adjusted pursuant to Section 1.8, shall be paid in cash at the Closing by wire transfer of immediately available funds to an account specified by Seller.

     1.8 Purchase Price Adjustments.

          (a) If the average of the Monthly Billed Revenue (as defined below) for the two-month period ending on the last day of the calendar month immediately preceding the Closing Date (the “Closing Average”) is less than Two Million Seven Hundred Thousand Dollars ($2,700,000), the Initial Purchase Price shall be reduced by an amount (the “Purchase Price Adjustment”) equal to (i) the Initial Purchase Price multiplied by (ii) (A) one minus (B) (1) the Closing Average divided by (2) $2,700,000; provided however, that notwithstanding the amount of the Purchase Price Adjustment calculated pursuant to the formula set forth above or set forth in Section 1.8(f), the maximum amount of the Purchase Price Adjustment shall be Three Million Dollars ($3,000,000) if the Closing occurs on or prior to February 28, 2005, Four Million Dollars ($4,000,000) if the Closing occurs after February 28, 2005 and before April 1, 2005, Five Million Dollars ($5,000,000) if the Closing occurs after March 31, 2005 and before May 1, 2005, and Six Million Dollars ($6,000,000) if the Closing occurs after April 30, 2005.

          (b) “Monthly Billed Revenue” shall mean, with respect to any given calendar month, an amount, determined on a good faith basis consistent with Seller’s books and records, equal to (i) Monthly Re-Occurring Billed Revenue plus (ii) $75,000, representing a fixed amount for all carrier switched access and reciprocal compensation bills allocable to the SME Business (“CABS Revenue”) per month, plus (iii) amounts invoiced in respect of hardware sales to customers of the SME Business (“Hardware Sales Revenue”), plus (iv) amounts invoiced in respect of labor supplied to customers of the SME Business (“Labor Revenue”), net of Labor Revenue in respect of installation labor supplied to customers of the SME Business in connection with DDTS installations (“Installation Labor Revenue”), plus (v) twenty percent (20%) of Installation Labor Revenue, plus (vi) five percent (5%) of any termination charges assessed to customers of the SME Business (“Termination Charges”), minus (vii) any credits applied by Seller to customers of the SME Business that are associated with (A) equipment returns (“Equipment Return Credits”), (B) customer financing costs (“Customer Financing Credits”), (C) billing and dispute resolutions (“Billing Credits”), and (D) service outages (“Service Outage Credits”). Monthly Billed Revenue shall be calculated in the same manner as the sample calculation of the Monthly Billed Revenue for October set forth on Schedule 1.8(b). If one of the calendar months included within the Closing Average is February, the Monthly Billed Revenue for such month shall be increased for purposes of determining the Closing Average by an amount equal to (i) the Monthly Billed Revenue for February as determined pursuant to the foregoing sentences of this Section 1.8(b) multiplied by (ii) a fraction the numerator of which is thirty-one (31) and the denominator of which is twenty-eight (28). Notwithstanding the foregoing, Monthly Billed Revenue shall not include any amounts collected by Seller from carriers and customers in connection with settlements of disputes with such carriers and customers. “Monthly Re-Occurring Billed Revenue” shall mean, with respect to any given calendar month, an amount, determined on a good faith basis consistent with Seller’s books and records, equal to the aggregate of each of the following line items from Seller’s Revenue Report (the “Revenue Report Summary”) corresponding to each customer of the SME Business: “Bandwidth,” “Calls-Dir Assist,” “Calls-LD,” “Calls-Local,” “Calls-MRC,” “Centrex,” “Circuit Install,” “Circuits,” “COLO,” “Conf Bridge,” “Data Advantage,” “DDTS,” “Eqt Rental,” “FBDT,” “FBDT-CLEC,” “Finance Charge,” “IAS,” “Payphone,” “PICC,” “RCF,” “Resale,” “Type 3,” “Type 6 — Rate Ctr,” and “Voice Mail.” The Revenue Report Summary shall include for any given calendar month invoiced amounts in respect of customers of the SME Business from invoices generated by Seller as of the fifteenth (15th) day (Bill Cycle 15), the twentieth (20th) day (Bill Cycle 20), the twenty-first (21st) day (Bill Cycle 21) and the last day (Bill Cycle 0) of such calendar month, and the first day (Bill Cycle 1) of the immediately following calendar month.

          (c) Seller shall provide to Buyer a statement (the “Initial Closing Invoice Statement”) setting forth the Closing Average, in form substantially similar to Schedule 1.8(b), together with the Revenue Report Summary, as soon as practicable after they become available, but in no event later than fifteen (15) days after the Closing Date. To the extent that Seller provides Buyer the Initial Closing Invoice Statement prior to the Closing Date, the Initial Purchase Price shall be reduced by the Purchase Price Adjustment, if any. To the extent that Seller provides Buyer the Initial Closing Invoice Statement on or subsequent to the Closing Date, Seller shall promptly pay to Buyer by wire transfer of immediately available funds the amount of the Purchase Price Adjustment, if any, within three (3) business days of providing Buyer the Initial Closing Invoice Statement.

          (d) Buyer shall have thirty (30) days to review the Initial Closing Invoice Statement from the date of its receipt thereof (the “Review Period”). On or prior to the expiration of the Review Period, Buyer may deliver a written notice of objection (the “Objection Notice”) to Seller with respect to the Initial Closing Invoice Statement. Buyer may so object to the Initial Closing Invoice Statement based only on mathematical errors or on the failure of the Initial Closing Invoice Statement to be prepared in accordance with Section 1.8(b) above. The Objection Notice shall specify in reasonable detail any proposed adjustment to the Closing

Average and the basis therefor, on an item-by-item basis, including, in each case, a specific dollar amount and reasonably detailed explanation of how such proposed adjustment was calculated. Except to the extent properly challenged in an Objection Notice as provided in this Section 1.8(d), Buyer shall be deemed to have agreed to the Initial Closing Invoice Statement in its entirety, which agreed upon portions of or items in the Initial Closing Invoice Statement shall be final, binding, conclusive and non-appealable for all purposes hereunder. If Buyer does not deliver an Objection Notice to Seller as provided in this Section 1.8(d) prior to the expiration of the Review Period, Buyer shall be deemed to have agreed to the Initial Closing Invoice Statement in its entirety, which shall thereupon be final, binding, conclusive and non-appealable for all purposes hereunder. If Buyer delivers an Objection Notice to Seller prior to the expiration of the Review Period as provided in this Section 1.8(d), Buyer and Seller shall, within fifteen (15) days thereafter (the “Resolution Period”), attempt to resolve their differences, and any written resolution, signed by each of Buyer and Seller, as to a disputed adjustment shall be final, binding, conclusive and non-appealable for all purposes hereunder.

          (e) If, at the conclusion of the Resolution Period, Buyer and Seller have not reached an agreement with respect to all proposed adjustments contained in the Objection Notice, then within ten (10) business days thereafter, Buyer and Seller shall submit all items properly included in the Objection Notice and remaining in dispute to a mutually acceptable nationally recognized independent accounting firm (the “Neutral Auditor”). All fees and expenses relating to the work performed by the Neutral Auditor shall be borne equally by Buyer and Seller, and all other costs and expenses incurred by the parties in connection with resolving any such dispute before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall act as an arbitrator to determine only those items properly included in the Objection Notice and still in dispute at the end of the Resolution Period, and the resolution of such disputed items by the Neutral Auditor shall be limited to determining whether, for each of such disputed items, Seller’s proposed amount for such item in the Initial Closing Invoice Statement or Buyer’s proposed amount for such item in the Objection Notice is more nearly calculated in accordance with Section 1.8(b) above. The determination of the Neutral Auditor shall be set forth in a written statement delivered to each of the parties, shall be final, binding, conclusive and non-appealable for all purposes hereunder, and shall be deemed to modify the Initial Closing Invoice Statement as to the items determined thereby. The Initial Closing Invoice Statement, once modified and/or agreed to in accordance with Section 1.8(d) or this Section 1.8(e), shall become the “Final Closing Invoice Statement.”

          (f) If the Closing Average set forth in the Final Closing Invoice Statement is less than the Closing Average set forth in the Initial Closing Invoice Statement, Seller shall promptly pay to Buyer by wire transfer of immediately available funds within three business days, the amount of the difference between (i) an amount equal to (A) $27,000,000 multiplied by (B) (1) one minus (2) (x) the Closing Average as set forth in the Final Closing Invoice Statement divided by (y) $2,700,000 and (ii) any Purchase Price Adjustment calculated pursuant to Section 1.8(a).

     1.9 Accounts Receivable.

          (a) Buyer shall pay to Seller all amounts collected by or on behalf of Buyer in respect of the Accounts Receivable relating to all periods prior to the Closing Date within the first one hundred eighty (180) days after the Closing Date (the “Seller’s Accounts Receivable”) as offset by the resolution of any open credit disputes pursuant to Sections 1.9(c) and (d). All amounts collected by or on behalf of Buyer from Acquired Customers with any obligation to Seller included within the Accounts Receivable shall be applied such that amounts collected from such Acquired Customer shall first be applied to the oldest outstanding Accounts Receivable balance attributable to such Acquired Customer, subject to Sections 1.9(c) and (d). Seller’s Accounts Receivable, as adjusted pursuant to Sections 1.9(c) and (d), shall be paid to Seller in cash by wire transfer of immediately available funds to the account information set forth in Schedule 1.9 as follows:

          (i) the first installment, paid ninety (90) days following the Closing Date, in an amount equal to all Seller’s Accounts Receivable collected by or on behalf of Buyer since the Closing; and

          (ii) the second installment, paid one hundred eighty (180) days following the Closing Date, in an amount equal to all Seller’s Accounts Receivable collected by or on behalf of Buyer that was not previously paid by Buyer to Seller in connection with the first installment date;

in each case of (i) and (ii), together with a report describing on an account-by-account basis for each Acquired Customer with obligations to Seller included within the Accounts Receivable the beginning balance, all amounts collected with respect to such Acquired Customer, the ending balance, the application of amounts collected to open receivables and all credits applied.

          (b) For purposes of clarification and not limitation, the parties hereto agree that any Seller’s Accounts Receivable collected by Buyer after one hundred eighty (180) days after the Closing Date, for any reason other than Buyer not acting in good faith compliance with Section 5.16, shall be retained by Buyer.

          (c) In the event of any claims (whether such claims are made before, on or after the Closing Date) by any Acquired Customer with obligations to Seller included within the Accounts Receivable of rights to any credit for services provided by Seller prior to the Closing or rights to refunds in respect of any period prior to the Closing Date (each, a “Credit Dispute”) that are unresolved as of the Closing, including those Credit Disputes set forth on Schedule 3.23(b) (as updated on the Closing Date in accordance with Section 5.6(b)), Buyer may seek to resolve such Credit Disputes, and to the extent it does, shall use its collection policies and procedures, administered in the ordinary course of business consistent with Buyer’s past practices. The amounts payable by Buyer to Seller pursuant to Section 1.9(a) shall be net of the aggregate amount (x) paid to any Acquired Customer by Buyer post-Closing in respect of any Credit Disputes that are resolved by Seller pre-Closing but not paid or applied to the applicable Acquired Customer by Seller pre-Closing and/or (y) applied as a credit to the account of any Acquired Customer by Buyer post-Closing in respect of any Credit Disputes that are resolved by Seller pre-Closing but not paid or applied to the applicable Acquired Customer by Seller pre- Closing. In addition, the amounts payable by Buyer to Seller pursuant to Section 1.9(a) shall be net of the aggregate dollar amount (x) paid to such Acquired Customer by Buyer for all Credit Disputes resolved by Buyer post-Closing and/or (y) applied as a credit to the account of such Acquired Customer by Buyer for all Credit Disputes resolved by Buyer post-Closing (such aggregate amount, the “Aggregate Credit Dispute Offset Amount”). Within 10 business days after the end of each calendar month, Buyer shall provide Seller with (i) a detailed list, dated as of the end of such month, of (A) all of the outstanding Credit Disputes, (B) the credit amount or refund amount requested by each Acquired Customer, (C) the amount paid or applied by Buyer in respect of each resolved Credit Dispute, and (D) the Aggregate Credit Dispute Offset Amount and (ii) copies of all written correspondence between Buyer and any Acquired Customers relating to any Credit Disputes.

          (d) Any amount paid or applied by Buyer in respect of any Credit Dispute shall be final and binding upon the parties hereto; provided, however, that Seller may challenge pursuant to the terms of this Section 1.9(d) any amount paid or applied by Buyer in respect of any individual Credit Dispute resolved by Buyer post-Closing in an amount of more than Five Hundred Dollars ($500) (each such Credit Dispute subject to challenge, a “Challengeable Credit Dispute”). Notwithstanding the foregoing, in the event that the Aggregate Credit Dispute Offset Amount is greater than Thirty-Two Thousand Eight Hundred Thirty Dollars ($32,830) as of or prior to the end of the 180 day period after the Closing Date, then any and all Credit Disputes resolved by Buyer post-Closing involving an amount paid or applied by Buyer shall be deemed a Challengeable Credit Dispute. In the event that Seller disagrees with any amount paid or applied by Buyer in respect of any Challengeable Credit Dispute, Seller and Buyer will negotiate in good faith in an effort to reach agreement with respect to the proper amounts to be paid or applied in respect of such Challengeable Credit Dispute, and for this purpose, Buyer shall grant Seller reasonable access to its books and records relating to the Accounts Receivable. In the event that Seller and Buyer are unable to reach agreement with respect to the appropriate amounts or credits applicable to any such Challengeable Credit Disputes as of the time for payment of the first installment of Seller’s Accounts Receivable collections pursuant to Section 1.9(a)(i) or as of the time for payment of the second installment of Seller’s Accounts Receivable collections pursuant to Section 1.9(a)(ii), as the case may be, Buyer shall hold back from the amounts payable to Seller, and deposit in a joint bank account established by Buyer and Seller, an amount equal to the aggregate dollar amount in dispute between Seller and Buyer with respect to all such Challengeable Credit Disputes. No withdrawal shall be made from such joint bank account except upon the signatures of authorized officers of both Buyer and Seller. Seller and Buyer shall, within fifteen (15) days after such first installment date or second installment date, as the case may be, submit to an independent industry expert mutually acceptable to Seller and Buyer the determination as to the appropriate amounts or credits that should be paid or applied in respect of such Challengeable Credit Disputes in light of customary and prevailing industry standards used by businesses in the SME business (the “Industry Standards”). Any determinations by such independent industry expert shall be final, binding, conclusive and non-appealable for all purposes hereunder, and all amounts withheld by Buyer shall, in accordance with such determination, be retained by Buyer or distributed to Seller promptly after the rendering thereof. To the extent such independent industry expert determines that the amounts paid or applied by Buyer in respect of all Challengeable Credit Disputes exceed the amounts that would be paid or applied for such Challengeable Credit Disputes under the Industry Standards, Buyer and Seller shall each cause an authorized officer to execute and deliver the necessary instrument(s) to effectuate payment of (i) the aggregate amount of such excess, together with any interest actually earned thereon in the joint bank account, to Seller and (ii) all amounts remaining in the joint bank account (including the pro rata portion of any accrued interest actually earned thereon) to Buyer, in each case, within three (3) business days after the date of such determination. To the extent such independent industry expert determines that the amounts paid or applied by Buyer in respect of all Challengeable Credit Disputes do not exceed the amounts that would be paid or applied for such Challengeable Credit Disputes under the Industry Standards, Buyer and Seller shall each cause an authorized officer to execute and deliver the necessary instrument(s) to effectuate payment of all of the amounts in the joint bank account (including all of the accrued interest actually earned thereon) to Buyer within three (3) business days after the date of such determination. The dispute resolution mechanism in this Section 1.9(d) shall be Seller’s exclusive remedy for challenging Buyer’s determination of any amount paid or applied by Buyer for any Challengeable Credit Dispute.

     1.10 Allocation; Characterization for Tax Purposes.

          (a) For all Tax purposes, the sum of the Purchase Price and the Assumed Liabilities that are treated as consideration for the Acquired Assets for Tax purposes shall be allocated among the Acquired Assets and the agreement not to compete set forth in Section 5.11, as set forth on a schedule to be presented by Seller in a manner consistent with Section 1060 of the Internal Revenue Code of 1968, as amended (the “Code”) and the treasury regulations thereunder and delivered to Buyer at least twenty (20) days prior to the Closing Date (the “Tax Allocation Schedule”). The parties shall work together in good faith to resolve any dispute relating to the allocation prior to the Closing Date, and if the parties are unable to agree, each party shall use its own allocation, which each shall share with the other party. Seller and Buyer each hereby covenant and agree that, unless otherwise required by law, it will not take a position on any Tax Return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding, that is in any way inconsistent with the terms of this Section 1.10, except that Buyer’s cost for the Acquired Assets may differ from the amount so allocated to the asset in the Tax Allocation Schedule to the extent necessary to reflect its capitalized acquisition costs other than the amount realized by Seller. Any subsequent adjustments to the sum of the Purchase Price and the Assumed Liabilities will be reflected in the allocation hereunder in a manner consistent with Section 1060 of the Code and the treasury regulations thereunder. Each of Seller and Buyer agrees to timely file Internal Revenue Service Form 8594 (and any comparable forms required by any state or local jurisdictions) and reflecting therein the purchase price allocation among the Acquired Assets in a manner described in this Section 1.10.

          (b) Any indemnification payment shall be treated as an adjustment to the total consideration paid for the Acquired Assets and shall be reflected as an adjustment to the consideration allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Acquired Assets in accordance with the allocation method provided in this Section 1.10.

     1.11 Earnest Money Deposit. Simultaneously with the execution of this Agreement, Buyer has deposited with Seller Two Million Five Hundred Thousand Dollars ($2,500,000), and, unless Buyer has waived the condition to Closing set forth in Item 4 of Schedule 6.1(d), Buyer agrees to deposit with Seller prior to the close of business on December 22, 2004 an additional One Million Dollars ($1,000,000), which amounts will be held as an earnest money deposit by Seller and retained by Seller, or returned to Buyer, as provided for in this Section 1.11. Buyer will have the right to deposit with Seller an additional Two Million Five Hundred Thousand

Dollars ($2,500,000) to be held by Seller as additional earnest money deposit pursuant to this Section 1.11 if Buyer has not irrevocably waived the condition to the Closing set forth in Item 4 of Schedule 6.1(d) prior to January 6, 2005; in which event, Seller will not be entitled to terminate this Agreement pursuant to Section 8.1(f). (Any amounts deposited by Buyer with Seller pursuant to the preceding two sentences are referred to herein, collectively, as the “Earnest Money Deposit.”) In the event that, at any time prior to the termination of this Agreement, Buyer notifies Seller in writing that it irrevocably waives the condition to closing set forth in Item 4 of Schedule 6.1(d), then Seller shall promptly refund by wire transfer to Buyer (or to its investors at the written instruction of Buyer) the entire Earnest Money Deposit. In the event that Seller terminates this Agreement pursuant to Sections 8.1(e), (f) or (g), Buyer will forfeit to Seller any and all rights to the Earnest Money Deposit then held by Seller, and such amount shall serve as liquidated damages and Seller’s sole and exclusive remedy or recourse against Buyer for (but only for) any claims or causes of action against Buyer arising out of Buyer’s failure to obtain the consent identified in Item 4 of Schedule 6.1(d). In the event that this Agreement is terminated for any other reason, Seller shall promptly refund by wire transfer to Buyer (or to its investors at the written instruction of Buyer) the entire Earnest Money Deposit. In the event that the Closing occurs, Seller will credit the full amount of any Earnest Money Deposit then held by Seller toward the Purchase Price. Nothing in this Section 1.11 shall limit Seller from pursuing any other remedies available to it at law or in equity for any claims or causes of action other than those against Buyer arising out of Buyer’s failure to obtain the consent identified in Item 4 of Schedule 6.1(d).

II. CLOSING

     2.1 Closing Date. Subject to the conditions set forth in this Agreement, the purchase and sale of the Acquired Assets pursuant to this Agreement (the “Closing”) shall take place at the offices of Buyer’s counsel at 333 South Grand Avenue, Los Angeles, CA 90071, at 10:00 o’clock A.M., local time, on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 6.1 and 6.2, or at such other time, place and date as shall be mutually agreed on by Buyer and Seller in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date” and the Closing shall be deemed for accounting and risk of benefits/loss purposes to be effective as of 8:00 a.m. PST, on the Closing Date.

     2.2 Deliveries at Closing. At the Closing:

          (a) Seller shall deliver to Buyer (i) the various agreements, certificates and other documents and instruments referred to in Section 6.1, and (ii) a receipt for the Initial Purchase Price (as adjusted in accordance with Section 1.8); and

          (b) Buyer shall deliver to Seller (i) the Initial Purchase Price (as adjusted in accordance with Section 1.8), and (ii) the various agreements, certificates and other documents and instruments referred to in Section 6.2.

     2.3 Unassignable Contracts; Third Party Consents.

          (a) To the extent that Seller’s rights under any agreement, contract, commitment, lease, Permits or other asset to be assigned to Buyer hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use commercially reasonable efforts to obtain any such required consent(s) set forth on Schedule 3.3(a), and Buyer shall use commercially reasonable efforts to obtain any such required consent(s) set forth on Schedule 4.3, as promptly as possible. Until any such consent is obtained, Seller and Buyer shall cooperate to enter into any lawful and reasonable arrangement designed to provide the benefits and burdens with respect to such asset to Buyer. Notwithstanding anything else to the contrary in this Agreement, under no circumstances shall Seller or Buyer be obligated to expend money or other consideration in exchange for any such consents (other than any applicable regulatory filing fees); provided, however, that this limitation of Seller’s and Buyer’s obligations hereunder shall be disregarded for purposes of determining whether the conditions to the obligations of Buyer and Seller at Closing under Section 6.1(d) and Section 6.2(d) have been satisfied.

          (b) If, by the Closing Date, Buyer has not received authorization from the CPUC to provide local exchange service to Acquired Customers within the local exchange service territories of Surewest Telephone and Citizens Telecommunications Company of California, Inc., the Customer Contracts for such Acquired Customers shall be excluded from the assets to be transferred to Buyer until such time as Buyer has obtained such authorization (the period from the Closing Date through the date such authorization becomes effective shall be deemed the “Interim Service Period”). Notwithstanding the exclusion of such contracts (“Excluded Customer Contracts”), Buyer shall, during the Interim Service Period, undertake on Seller’s behalf all service-provider functions reasonably required for the continued provision of local exchange service pursuant to the Excluded Customer Contracts, including the handling of all customer inquiries and orders, provisioning of services, and billing and collection of customer accounts. Buyer shall use commercially reasonable efforts to carry out the provision of such service (at Buyer’s sole expense) in a manner that is of a quality equal to that provided by Seller at the time of Closing and that, in all respects, is of a quality that is no less than at parity with Buyer’s on-going provision of local exchange service pursuant to non-excluded Customer Contracts. Buyer and Seller shall each use commercially reasonable efforts to cooperate with each other to ensure that such transfer of functions from Seller to Buyer can be carried out in a manner that remains transparent to affected customers during the Interim Service Period.

          (c) During the Interim Service Period, Buyer shall bill and collect all government-imposed surcharges, fees and taxes that are required to be collected from the customers served under the Excluded Customer Contracts. Buyer shall provide Seller with all billed revenue data and other information reasonably requested by Seller in order to enable Seller to make any required reports or other filings relating to such surcharges, fees and taxes. Buyer shall transfer to Seller all such surcharges, fees and taxes collected from such customers during the Interim Service Period, and thereafter for services performed during the Interim Service Period, which Seller shall remit to the appropriate governmental agency. Sixty (60) days after the end of the Interim Service Period, Buyer and Seller shall perform a true-up of surcharges, fees, and taxes so collected and remitted in order to ensure that any undercollection or overcollection is appropriately accounted for and collected. Buyer shall be responsible for reporting and paying all FCC-mandated fees relating to services provided during the Interim Service Period.

          (d) Notwithstanding anything to the contrary in this Agreement, the transfer to Buyer of the Excluded Customer Contracts shall not be deemed effective until Buyer has obtained authority to provide local exchange service under those contracts, and Seller, at all times, shall retain ultimate control over the provision of service under those Excluded Customer Contracts, including the right and authority to take such formal or informal action as is reasonably required in order to ensure that such service is carried out in a manner consistent with Seller’s obligations as a public utility. Except as set forth in Sections 2.3(b) and (c), all provisions of this Agreement, including the payment of the Purchase Price by Buyer and the transfer to Buyer of rights and obligations with respect to Accounts Receivable and under Customer Contracts (including the Excluded Customer Contracts) shall be construed as if the Excluded Customer Contracts had been transferred to Buyer at the Closing Date, it being the intent of the parties to consummate and carry out the Agreement to the fullest extent consistent with applicable law.

III. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that the following representations and warranties are correct and complete on the date hereof.

     3.1 Organization. Seller is a corporation duly organized, validly existing, and prior to the Closing Date will be in good standing, under the laws of California. Seller is licensed or qualified as a foreign corporation in California and Nevada. Seller has all requisite corporate power and authority to own, lease and operate its properties and assets used or held for use in connection with the operation of the SME Business and to carry on the SME Business as and where now being conducted.

     3.2 Authority and Enforceability. Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the other agreements and documents to be executed and delivered pursuant to the provisions of this Agreement (the “Operative Documents”) have been or prior to Closing will be duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Operative Documents to which Seller is a party have been, or will be prior to the Closing, duly executed and delivered by Seller and constitute, or will constitute at the Closing, the legal, valid and binding obligation of Seller enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor’s rights generally and by legal and equitable limitations on the availability of specific remedies (the “Enforceability Limitations”).

     3.3 Third Party Consents.

          (a) Except as set forth on Schedule 3.3(a), no material consent, authorization or approval of, and no registration or filing with, any third parties or any governmental or regulatory body or authority, is required for the execution, delivery and performance of this

Agreement and the Operative Documents by Seller and the consummation of the transactions contemplated hereby and thereby.

          (b) Except as set forth on Schedule 3.3(b), Seller has obtained the consents from all of its lenders to the extent necessary to transfer title to the Acquired Assets free and clear of all Liens other than the Permitted Liens, and has provided copies of such consents to Buyer.

     3.4 No Conflict or Violation. The execution, delivery and performance of this Agreement and the Operative Documents, the consummation by Seller of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof do not and will not (with or without notice, the passage of time, or both), (a) violate any provision of the Articles of Incorporation of Seller, (b) violate, conflict with or result in a breach of or constitute a default under, any term, condition, or provision of any material agreement, contract, mortgage, lease or other instrument, document or understanding included in the Acquired Assets to which Seller is a party, by which Seller may have rights or by which any of the Acquired Assets may be bound, (c) except as set forth on Schedule 3.4, violate any law, ordinance, code, rule, regulation, order, judgment, injunction, award or decree of any court, arbitrator, administrative agency, or governmental body or authority applicable to Seller and the Acquired Assets (“Applicable Law”), (d) except as set forth on Schedule 3.4, give any person the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of any material agreement, contract, mortgage, lease or other instrument, document or understanding included in the Acquired Assets to which Seller is a party, by which Seller may have rights or by which any of the Acquired Assets may be bound, or (e) result in the creation of any Lien (other than Permitted Liens) on any of the Acquired Assets.

     3.5 Financial Information. Set forth on Schedule 3.5 is a fixed asset register of the SME Business, as of October 31, 2004, which has been prepared from the books and records of Seller.

     3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6, since October 31, 2004, Seller has not, with respect to the SME Business:

          (a) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan, that would be materially adverse to the SME Business, or canceled, modified or waived any material debts or claims material to the SME Business held by it or waived any rights material to the SME Business;

          (b) sold or in any way transferred or otherwise disposed of any of its assets or property material to the SME Business except for sales of inventory and other transfers and dispositions in the ordinary course of business;

          (c) suffered any material casualty, damage, destruction or loss, or any material interruption in use, of any material assets or properties of the SME Business, whether or not covered by insurance, or suffered any material repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the SME Business;

          (d) except as set forth in Schedule 3.6(d), suffered any Material Adverse Effect (as defined in Section 9.10);

          (e) made any change in the rate of compensation, commission, bonus, or other remuneration payable, or paid or agreed to pay any bonus, extra compensation, pension, severance, vacation pay, loan or advance, to any Business Employee other than increases in the ordinary course of business consistent with past practices;

          (f) changed any of the accounting principles followed by it and applied to the SME Business or the methods of applying such principles or revalued any of the Acquired Assets;

          (g) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of any Intellectual Property included in the Acquired Assets, or modified any existing rights with respect thereto;

          (h) instituted, settled, or agreed to settle any litigation, action, proceeding, or arbitration related to the Acquired Assets or the SME Business;

          (i) failed to replenish its inventories or supplies included in the Acquired Assets in a normal and customary manner consistent with Seller’s prior practices or made any material purchase commitment other than in the ordinary course of business;

          (j) failed to use commercially reasonable efforts to preserve the SME Business intact and to conserve the goodwill related thereto in the ordinary course of business consistent with Seller’s past practices;

          (k) failed to use commercially reasonable efforts to preserve intact, in the ordinary course of business consistent with Seller’s past practices, the present business organization of the SME Business, and to keep available the services of present key employees to the extent necessary to maintain sales, billings, network operability, and customer service;

          (l) failed to use commercially reasonable efforts to preserve, in the ordinary course of business consistent with Seller’s past practices, present relationships with regulators, suppliers, vendors and customers to the extent necessary to maintain sales, billings, network operability, and customer service;

          (m) failed to use commercially reasonable efforts to maintain in full force and effect all Permits required for the operation of the SME Business as presently conducted in the ordinary course of business consistent with Seller’s past practices;

          (n) failed to use commercially reasonable efforts to maintain, in the ordinary course of business consistent with Seller’s past practices, any of the networks and other properties material to and used or held for use in the SME Business;

          (o) failed to use commercially reasonable efforts to retrieve and maintain, in the ordinary course of business consistent with Seller’s past practices, customer equipment located at customer and third party locations after such customer disconnects or terminates all of the services provided by Seller; and

          (p) except for the execution of this Agreement, entered into any material transaction involving the SME Business other than in the ordinary course of business consistent with past practice.

     3.7 Title.

          (a) Seller has good and marketable title to all of the tangible Acquired Assets free and clear of all Liens of any nature whatsoever, other than Permitted Liens and those encumbrances set forth on Schedule 3.7(a). As of the Closing, Seller will convey to Buyer title to the tangible Acquired Assets free and clear of all Liens other than the Permitted Liens.

          (b) Except as set forth on Schedule 3.7(b), and except for the Intellectual Property listed on Schedule 3.15(a) but not on Schedule 1.2(l)(i), the Acquired Assets together with the assets, rights and services available to Buyer under the Transition Services Agreement in accordance with the terms thereof, include all the assets, properties, rights and services which are necessary to conduct the SME Business in substantially the manner as presently conducted (except to the extent modified by the Transition Services Agreement), and to perform all of the contracts, leases, agreements, commitments, purchase orders, work orders, customer orders, and other arrangements of the SME Business. Except as set forth on Schedule 3.7(b), there are no properties or assets necessary to conduct the SME Business that are owned by any person other than Seller which are not either (i) to be leased or licensed to Buyer under valid, current lease or license agreements included in the Acquired Assets or (ii) to be leased or made available to Buyer pursuant to the Transition Services Agreement, in accordance with the terms thereof. Notwithstanding the foregoing, nothing in this Section 3.7 shall constitute a representation or warranty with respect to infringement or non-infringement of any Intellectual Property.

     3.8 Condition of Assets. All of the personal property owned or leased by Seller that is included in the Acquired Assets is in good operating condition and repair, subject only to ordinary wear and maintenance.

     3.9 Leased Personal Property. Schedule 3.9 contains a correct and complete list of all leases and other agreements obligating Seller to make annual lease payments in excess of Ten Thousand Dollars ($10,000) under which Seller leases, holds or operates any tools, furniture, machinery, equipment, vehicles or other personal property included in the Acquired Assets that is owned by any other person. Seller has made available to Buyer true, correct and complete copies of all such leases and agreements. All of such leases and agreements are included within the Acquired Assets and are valid, binding, enforceable and in full force and effect, except for Enforceability Limitations, and there is no payment default or other material default thereunder and no event has occurred which, with notice or lapse of time or both, would constitute a material default or permit termination, modification or acceleration thereunder.

     3.10 Employment/Consulting Matters.

          (a) Schedule 3.10(a) lists the name, date of hire and/or appointment, location and current annual salary, commissions, allowances or wage rates, along with any arrangement to increase such annual salary, commissions, allowances or wage rates or for severance or incentive compensation, of (i) each current employee, officer, director, consultant or independent contractor of Seller and (ii) each other employee, officer, director, consultant or independent contractor of Seller as of November 10, 2004 (each an “Employee”), in each case whose employment relates primarily to the SME Business (each a “Business Employee”) and who is paid at an annual rate in excess of Thirty Thousand Dollars $30,000 per annum, together with a statement of the nature of the services rendered.

          (b) Schedule 3.10(b) lists each contract or agreement relating to the employment or compensation of any Business Employee.

     3.11 Material Contracts.

          (a) Schedule 3.11(a) lists and includes copies of all contracts, leases, agreements, commitments, purchase orders, work orders, customer orders, and other arrangements, including all amendments thereto, to which Seller is a party and which are primarily related to the SME Business, except for (i) those Customer Contracts (A) which were entered into in the ordinary course of business and (B) which individually involve annualized revenue of less than Fifty Thousand Dollars ($50,000) or (ii) those other contracts, leases, commitments, purchase orders, work orders and agreements (A) which were entered into in the ordinary course of business and (B) which individually involve an obligation or liability on the part of Seller in any amount less than Twenty Five Thousand Dollars ($25,000) (collectively, the “Material Contracts”).

          (b) All of the Material Contracts are valid and binding obligations of Seller and, except as set forth on Schedule 3.11(b), do not require the consent of any other party thereto to the sale of the Acquired Assets to Buyer hereunder to continue to be valid and binding. Except as set forth in Schedule 3.11(b), (i) none of the payments required to be made to Seller under any of the Customer Contracts have been prepaid more than thirty (30) days prior to the due date of such payment thereunder, and (ii) to the knowledge of Seller, there is not any existing breach or default, or event which, with notice or lapse of time, or both, would constitute a breach or default under any of the Material Contracts.

          (c) Except as set forth on Schedule 3.11(c), Seller is not a party to any of the following:

          (i) any indenture, mortgage, note, guaranty, letter of credit, installment obligation, agreement, or other instrument relating to the borrowing of money or the guaranteeing of any obligation for the borrowing of money which in any way encumbers the Acquired Assets;

          (ii) any agreement, contract, or other commitment included within the Acquired Assets that would limit the ability of Seller (or any manager or officer thereof) to conduct the SME Business (x) as presently conducted or (y) as presently being conducted in a new geographic area (other than the fact that the SME Business is only licensed in the State of California or Nevada) or in any line of business, or to use or disclose any information in the possession of Seller related to the SME Business; or

          (iii) any existing letters of intent or other agreements to which Seller is bound with respect to the sale of Seller, the SME Business or substantially all of the assets of the SME Business.

          (d) To the knowledge of Seller, all contracts, leases, agreements and instruments of Seller included in the Acquired Assets have been performed by Seller in all material respects with respect those obligations required to be performed prior to the date hereof.

          (e) Except as set forth on Schedule 3.11(e), all Material Contracts with the Acquired Customers that are not Customer Contracts primarily related to the SME Business are terminable by Seller, without liability, upon thirty days written notice.

     3.12 Clients/Customers.

          (a) Except as set forth on Schedule 3.12(a), to the knowledge of Seller, no Significant Customer (as defined below) has any intention to, or has made any indication that it plans to terminate its business relationship with Seller or to limit or alter its business relationship with Seller in any materially adverse respect. As used in this Agreement, “Significant Customer” means the fifty (50) largest Acquired Customers, measured by gross revenue for the twelve month period ending October 31, 2004.

          (b) Schedule 3.12(b) contains a true and correct list of the Significant Customers.

     3.13 Tax Returns and Taxes.

          (a) For purposes of this Agreement, the following terms shall have the following meanings:

          (i) “Tax(es)” means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties, fees, assessments, charges or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any obligations or liabilities for payment of amounts described in clause (A) whether as a result of transferee obligations or liabilities, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (C) any obligations or liabilities for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

          (ii) “Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

          (b) Except as set forth on Schedule 3.13, to the extent a breach or inaccuracy of any of the following could result in a liability of Buyer to any person, whether as a result of Applicable Law, contract or otherwise, (i) Seller has filed all Tax Returns it was required to file for periods prior to the Closing Date (taking into account any extensions) and all such Tax Returns are true, correct, and complete, (ii) Seller has paid all Taxes that have become due or payable, and (iii) there are no claims, examinations, proceedings or proposed deficiencies for any Taxes pending or, to the knowledge of Seller, threatened against Seller. There are no Taxes of the Seller that form or could form the basis for Lien, other than a Permitted Lien, on any of the Acquired Assets.

     3.14 Licenses and Permits. Seller owns, holds, possesses or lawfully uses all material franchises, licenses, permits, orders, certificates, approvals and other governmental authorizations which are necessary to own or lease and operate the Acquired Assets and to conduct the SME Business as now conducted by it (“Permits”). Set forth on Schedule 3.14 is a correct and complete list of the Permits. Seller has fulfilled and performed in all material respects its obligations under each of the Permits, and no event has occurred which constitutes or, after notice or lapse of time or both, would constitute a material breach or material default under any of the Permits or would permit revocation or termination of any of the Permits. The Permits are in full force and effect and are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.

     3.15 Intellectual Property Rights.

          (a) Schedule 3.15(a) identifies each patent, patent application, trademark registration and application, material unregistered trademark, material software program, copyright registration and application and domain name that is owned by the Seller and that is used by Seller primarily in the SME Business. With respect to each such item that is listed both on Schedule 1.2(l)(i) and Schedule 3.15(a) (other than unregistered trademarks and software licensed by Seller from a third party), Seller owns all right, title and interest in and to such item, free and clear of any Liens other than Permitted Liens.

          (b) Except as set forth on Schedule 3.15(b), to the knowledge of Seller, (i) the operation of the SME Business as it is presently conducted by Seller does not infringe or misappropriate in any material respect any Intellectual Property of third parties, and (ii) Seller has not received, within the past 36 months, any charge, complaint, claim, demand or notice alleging any infringement or misappropriation of Intellectual Property with respect to the SME Business.

          (c) Except as set forth on Schedule 3.15(c), to the knowledge of Seller, no third party is currently infringing or misappropriating any of the Acquired IP. To the knowledge of Seller, (i) none of the Acquired IP is invalid or unenforceable, and (ii) no third-party has challenged the validity or enforceability of any Acquired IP. To the knowledge of Seller, no third party has breached within the past 36 months, or is currently breaching, any material Intellectual Property license or other agreement related primarily to the Acquired IP.

     3.16 No Pending Litigation or Proceedings. Except as set forth on Schedule 3.16, there is no litigation, arbitration or proceeding pending or, to the knowledge of Seller, threatened against Seller relating to or adversely affecting the Acquired Assets, at law or in equity, by or before any court, arbitrator or governmental or regulatory official, body or authority, nor does Seller know of any reasonably likely basis for any such litigation, arbitration or proceeding, the result of which is reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 3.16, to the knowledge of Seller, there is no investigation pending or threatened against Seller relating to or adversely affecting the Acquired Assets, by or before any court, arbitrator or governmental or regulatory official, body or authority, nor to the knowledge of Seller is there any reasonably likely basis for any such investigation, in each case, the result of which is reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 3.16, there are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against Seller adversely affecting the Acquired Assets.

     3.17 Compliance with Laws. Except as set forth on Schedule 3.17, the SME Business has been conducted in all material respects in compliance with all Applicable Laws. No notice, citation, summons or order has been assessed and no investigation or review is to the knowledge of Seller, pending or threatened by any governmental or other entity with respect to any alleged violation by Seller of any such laws, statutes, rules, regulations or orders in connection with the operation of the SME Business.

     3.18 Insurance Coverage. Seller presently maintains adequate liability, casualty, property loss and other insurance coverage upon its properties with respect to the conduct of the SME Business. There is no material default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy for any matter related to the SME Business in a timely fashion or in the manner or detail required by the policy. No notice of cancellation or non-renewal with respect to any matter related to the SME Business under, any such policy has been received by Seller.

     3.19 Product Warranties. Except as set forth on Schedule 3.19, Seller has made no written warranties with respect to the quality or absence of defects of the products or services of the SME Business which are in force or effect as of the date of this Agreement.

     3.20 Insider Interests. Except as set forth on Schedule 3.20, no manager or executive of Seller has any interest in any Acquired Assets, and no such person has any business relationship with Seller pertaining to the Acquired Assets, except as such manager or executive.

     3.21 Brokers and Finders. Except for UBS Investment Bank, Seller has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees, and no broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated herein.

     3.22 Accounts Payable. Except as set forth in Schedule 3.22, Seller has no material dispute relating to the Acquired Assets with any supplier or vender and shall not withhold or offset payments to such supplier nor institute or threaten litigation or take any other extraordinary actions.

     3.23 Accounts Receivable; Monthly Billed Revenues; Open Credit Disputes.

          (a) Schedule 3.23(a), as updated in accordance with Section 5.6(b), sets forth a list of all Accounts Receivable along with a range of days elapsed since the original invoice, as calculated consistent with Seller’s prior practices.

          (b) All Accounts Receivable arose in the ordinary course of business in connection with bona fide transactions with Acquired Customers and carriers, are carried on Seller’s financial statements at values determined in accordance with Generally Accepted Accounting Principles on the date hereof (“GAAP”). Schedule 3.23(b), as updated in accordance with Section 5.6(b), sets forth (i) a detailed list of (A) all outstanding Credit Disputes, (B) the credit amount or refund amount requested by each Acquired Customer in respect of such Credit Disputes, and (C) if applicable, the amount agreed to be paid or applied by Seller in respect of any such Credit Dispute.

          (c) The Monthly Billed Revenues arose in the ordinary course of business in connection with bona fide transactions with Acquired Customers and carriers, are determined in accordance with Section 1.8(b) and are carried on Seller’s financial statements at amounts determined on a good faith basis consistent with Seller’s books and records and past practices and are collectible in the aggregate in such amounts subject to the reserves applicable thereto which have been made in good faith on Seller’s books in accordance with Seller’s past practices.

     3.24 Seller’s Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Company (i) shall be able to pay its debts as they become due, (ii) shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) will have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.

     3.25 Absence of Regulatory Impairment. In its conduct of the SME Business, Seller complied in all material respects with (a) the Communications Act of 1934, as amended, (b) the rules, regulations and policies of the Federal Communications Commission, the California Public Utilities Commission and the Nevada Public Utilities Commission, (c) any and all Universal Service Fund obligations, and (d) all other material federal, state, local or municipal laws or regulations that govern telecommunications service providers and the delivery of services such as Seller has sold to its SME Business customers. Seller represents and warrants that it has received no claim or notice of any material violation of federal, state, local or municipal law, code, regulation, statute, ordinance or order as concerns services rendered to SME Business customers, including claim or notice of complaints of “slamming” or “cramming,” and that it is not aware of any investigation or inquiry pending by any governmental entity (federal, state, local or municipal) concerning the services it has provided to SME Business customers. In addition, Seller represents that it has no liability for payment, to any ILEC, CLEC or RLEC, of reciprocal compensation, carrier switched access, or “Universal Service” charges, that imposes or could result in any current or prospective payment obligation for its SME Business customers.

IV. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that the following representations and warranties are correct and complete on the date hereof:

     4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry out its business as and where now being conducted.

     4.2 Authority and Enforceability. The execution, delivery and performance by Buyer of this Agreement and the Operative Documents have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Operative Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms.

     4.3 Third Party Consents. Except as set forth on Schedule 4.3, no material consent, authorization or approval of, and no registration or filing with, any third parties or any governmental or regulatory body or authority is required for the execution, delivery and performance of this Agreement and the Operative Documents by Buyer and the consummation of the transactions contemplated hereby and thereby.

     4.4 No Conflict or Violation. The execution, delivery and performance of this Agreement and Operative Documents, the consummation by Buyer of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof by Buyer do not and will not (with or without notice, the lapse of time, or both) (a) violate any provision of the Articles of Incorporation or Bylaws of Buyer, (b) violate, conflict with or result in a breach of or constitute a default under, any term, condition, or provision of any material agreement, contract, mortgage, lease or other instrument, document or understanding to which Buyer is a party, by which it may have rights or by which any of its assets may be bound or affected, or (c) violate any law, ordinance, code, rule, regulation, order, judgment, injunction, award or decree of any court, arbitrator, administrative agency or governmental body or authority applicable to Buyer or its assets.

     4.5 No Pending Litigation or Proceedings. There is not currently in effect, and no action pending or, to the knowledge of Buyer, threatened the effect of which could be, any order of any court or other governmental or administrative authority or arbitrator restraining, enjoining, or otherwise preventing Buyer from the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

     4.6 Brokers and Finders. Except for Brown Brothers Harriman & Co., Buyer has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated herein.

     4.7 Availability of Funds. Buyer has funds available to it, or financing commitments in place as of the date hereof, that are sufficient to pay to Seller the Purchase Price at Closing and to perform all of Buyer’s obligations pursuant to, and to consummate the transactions contemplated by, this Agreement.

V. COVENANTS

     5.1 Access to Information.

          (a) Subject to state and federal legal restrictions, from the date of this Agreement until the Closing, (i) Seller will afford to the officers, employees, accountants, attorneys and authorized representatives of Buyer reasonable access to the facilities, properties, books and records and employees of Seller used or held for use in the SME Business in order that Buyer may have full opportunity to make such investigation as it shall desire at reasonable times and upon reasonable notice, and (ii) Seller will use commercially reasonable efforts to make all of the Material Contracts available to Seller in an organized, alphabetical and legible form. Subject to state and federal legal restrictions, Seller will furnish Buyer with such additional financial and operating data and other information relating to the SME Business, including the properties, assets, financial condition and prospects of the SME Business, including accurate data files and product guides for customer billing and pricing structure, as Buyer may reasonably request from time to time. If this Agreement is terminated prior to the Closing, upon Seller’s request, all books, records and other material obtained by Buyer from Seller, including copies thereof, will be returned by Buyer, and Buyer will not disclose or use any such information so obtained. Buyer will afford to the officers, employees, accountants, attorneys and authorized representatives of Seller reasonable access, at reasonable times and upon reasonable prior notice, to all books, records and other material related to the SME Business received by Buyer reasonably necessary for Seller to be able to verify the Closing Invoice Statement.

          (b) For a period of seven (7) years after the Closing Date, Buyer will maintain the books and records relating to the SME Business in a manner that allows Seller to reasonably access information necessary to facilitate the resolution of any claims made against, or incurred by, Seller for the operation of the SME Business and the Acquired Assets prior to the Closing and, at reasonable times and upon reasonable prior notice, will allow Seller reasonable access to such books and records.

     5.2 Conduct of SME Business.

          (a) Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Closing, Seller agrees to operate the SME Business in the ordinary course and consistent with past practices (including billings and collections, accounting, the application of credit policies and procedures and the handling of customer accounts, disputes with carriers and Credit Disputes with respect to the Acquired Assets) and to use its commercially reasonable efforts to:

          (i) preserve the SME Business intact and conserve the goodwill related thereto,

          (ii) preserve intact the present business organization of the SME Business, keep available the services of present key employees,

          (iii) preserve present relationships with regulators, suppliers, vendors and customers; provided that Buyer and Seller acknowledge that disputes with regulators and vendors concerning the compensation to be received from, or paid to, carriers, occur in the ordinary course of Seller’s business,

          (iv) maintain in full force and effect all Permits required for the operation of the SME Business as presently conducted,

          (v) maintain consistent with past practices of Seller, all of the networks and other properties material to, and used or held for use in, the SME Business,

          (vi) retrieve and maintain customer equipment located at customer and third party locations after such customer disconnects or terminates all of the services provided by Seller, and

          (vii) not knowingly do any act or omit any act or permit any omission to act which will cause a material breach or default under any of the material contracts, commitments or obligations included in the Acquired Assets or Assumed Liabilities.

          (b) During the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer, Seller will not engage in any activity, take any action, or enter into any transaction of the type described in Section 3.6 (it being understood that the limitation set forth in this Section 5.2 shall not apply to actions, omissions or circumstances arising, which are outside of the control of Seller).

     5.3 Consents. Seller will use its commercially reasonable efforts to obtain, prior to the Closing Date, all consents, authorizations and registrations specified on Schedule 5.3, and Buyer will use its commercially reasonable efforts to obtain, prior to the Closing Date, all consents, authorizations and registrations specified on Schedule 4.3. Notwithstanding anything else to the contrary in this Agreement, under no circumstances shall Buyer or Seller be obligated to expend money or other consideration in exchange for any such consents; provided, however, that this limitation of Buyer’s and Seller’s obligations hereunder shall be disregarded for purposes of determining whether the conditions to the obligations of Buyer and Seller at Closing under Section 6.1(d) and Section 6.2(d) have been satisfied.

     5.4 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions provided for in this Agreement. Seller shall cooperate with Buyer to transfer the Acquired Customers to Buyer in any manner reasonably requested by Buyer and at the expense of Buyer. Seller hereby consents to Buyer filing UCC-1 financing statements, in a form reasonably satisfactory to Seller, after the Closing Date giving notice of Buyer’s interest in the Accounts Receivable.

     5.5 Further Assurances. Seller, after the Closing, without further consideration but with all reasonable expenses paid by Buyer, shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming the Acquired Assets or any part of the Acquired Assets to Buyer or to better enable Buyer to complete, perform or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Prior to the Closing Date, Buyer shall be permitted to designate in writing as Acquired Assets any contracts that are primarily related to the SME Business but are not Material Contracts, subject to Seller’s prior written consent (not to be unreasonably withheld). Seller will use reasonable efforts to identify for Buyer all such contracts. All such contracts so designated by Buyer and consented to by Seller shall thereupon by added to Schedule 1.5 and be deemed Acquired Assets hereunder except with respect to the satisfaction of the conditions to Buyer’s obligation to consummate the transactions provided for hereby (including the truth and correctness of any representations and warranties) under Section 6.1.

     5.6 Update Schedules.

          (a) Prior to the Closing, each party shall promptly identify and disclose to the other party any statement or information contained in any of such other party’s representations and warranties or the Schedules thereto that is incomplete or inaccurate; provided, however, that except as provided in Section 5.6(b), none of such disclosures shall be deemed to modify, amend or supplement such representations and warranties for the purpose of Articles III and IV hereof, unless such other party shall have consented thereto in writing.

          (b) Seller shall prepare and deliver to Buyer on the Closing Date an updated Schedule 3.23(a) and an updated Schedule 3.23(b) setting forth all Accounts Receivable, Credit Disputes and other matters required to be disclosed thereon, in each case, as of the most recent practicable date prior to the Closing Date, which updated Schedule 3.23(a) and Schedule 3.23(b) shall not be subject to the other provisions of this Section 5.6.

          (c) Subject to Section 5.6(d), Seller shall be entitled to modify and supplement the Schedules hereto that were initially delivered concurrently with the execution and delivery of this Agreement with respect to any fact, circumstance or event that occurs after the date of this Agreement and that is (or the consequences of which are) or would be required to be set forth on or described in such Schedules in order to cause the representations and warranties contained in Article III hereof to be true and correct in all material respects as of the Closing Date as though made on that date; provided, however, that if such update of a representation or warranty reflects a Material Adverse Effect occurring since the date of this Agreement and not resulting from any transaction expressly consented to in writing by Buyer or contemplated by this Agreement, Buyer shall be entitled to terminate this Agreement pursuant to Section 8.1(b), but Seller shall not be in breach of the representation and warranty provisions of this Agreement, and will have no liability to Buyer hereunder, as a result of such a breach of the representation and warranty provisions of this Agreement. If Buyer elects to consummate the Closing notwithstanding any modified or supplemented disclosure by Seller permitted by this

Section 5.6(c), Seller shall not have any liability to Buyer (including any indemnification obligation under Article VII) with respect to any Losses incurred by the Buyer in connection with the matter or matters so disclosed.

          (d) Sellers shall not be entitled to cure any breach of any covenant or agreement set forth in this Agreement or any of the Operative Documents as a result of any such modification or supplement to the Schedules pursuant to this Section 5.6. Any modification or supplement to the Schedules pursuant to Section 5.6(b) shall be disregarded for purposes of determining whether the condition to the obligations of Buyer at Closing under Section 6.1(a) have been satisfied.

     5.7 Payments Received; Checks and Drafts.

          (a) Seller and Buyer agree that, on and after the Closing Date, they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing Date which properly belongs to the other party, including any insurance proceeds belonging to the other party, and will account to the other for all such receipts.

          (b) Seller will honor (whether presented before, on, or after the Closing) all checks and drafts drawn by it on or prior to the Closing to pay trade payables and accrued expenses of the SME Business.

     5.8 Employees.

          (a) The parties hereto understand and agree that Buyer shall have no obligation to hire any Employee; provided, however, that Buyer shall, upon prior written notice, have reasonable access to and be free to negotiate in good faith with any Business Employee (other than the Business Employees listed on Schedule 5.8(a)), and, on or after the Closing Date, until the date that is ninety (90) days after the Closing Date, (i) hire any Business Employee (other than the Business Employees listed on Schedule 5.8(a)) or (ii) provide any incentives to any Business Employee (other than the Business Employees listed on Schedule 5.8(a)) with bonuses or other compensatory arrangements for periods before, on or after the Closing Date. Seller shall take commercially reasonable actions to cooperate with Buyer in connection with Buyer’s efforts to encourage such Business Employees to accept any reasonable and appropriate offer of employment with Buyer. Until such time as Buyer has notified Seller in writing that it does not intend to offer employment to such Business Employees or such Business Employees have formally declined Buyer’s offer of employment, Seller agrees not to offer new or additional compensation or benefits to any such Business Employees in excess of the compensation or benefits provided to such Business Employees as of the date hereof unless such new or additional compensation or benefits are offered (x) to such Business Employees in the ordinary course consistent with Seller’s past practices or (y) to Seller’s employees generally. Any Business Employee who accepts and commences employment with Buyer shall be referred to herein as a “Retained Employee.”

          (b) Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Retained Employees or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Retained Employees.

          (c) The parties understand and agree that Buyer shall not have any liability for any severance or other termination pay or obligations with respect to any of the Business Employees (including the Retained Employees) arising from Seller’s actions at or prior to the Closing Date and Buyer shall not be liable for any severance or other termination payments required to be made to any Employee (including any Retained Employee) as a result of the termination or deemed termination of any such Employee’s employment by Seller in connection with the consummation of the transactions contemplated by this Agreement. In addition, Buyer shall not be responsible or liable for any salary, wages, bonuses, commissions, and any other compensation or benefits, as well as any actions or causes of action, including claims, unemployment compensation claims and workers’ compensation claims and claims for race, age, and sex discrimination and sexual harassment that any Employee (including any Retained Employee) asserts to the extent attributable to the period of employment with Seller. Without limiting the generality of the foregoing, Buyer shall not be liable for any claims made or incurred by the Retained Employees and their beneficiaries on or prior to the Closing Date under Seller’s employment arrangements and benefit plans. For the purposes of this Section 5.8(c), a claim shall be considered incurred when the services giving rise to the claim are rendered, the event giving rise to the claim occurs, or the expense giving rise to the claim is otherwise incurred.

          (d) Buyer shall not be responsible or liable for any vacation or sick leave time accrued by any Business Employee through the Closing Date. Buyer shall not be responsible for the provision of health plan continuation coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (as codified in Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA) to any Employee (including any Retained Employee) and/or any beneficiary thereof who is entitled to elect such coverage on account of a “qualifying event” (as defined under COBRA) occurring on or prior to the Closing Date. Buyer will not be responsible for any notification or liability under the Worker Adjustment and Retraining Notification Act, as amended, with respect to any event occurring on or prior to the Closing Date or otherwise in connection with the transactions contemplated by this Agreement. Neither Seller nor any of its Affiliates will make any transfer of pension or other Employee Plan assets to Buyer.

          (e) To the extent permitted by Applicable Law, Buyer and Seller shall provide each other with such employee data or other information as may be reasonably required to carry out the arrangements described in this Section 5.8. Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Retained Employees, except for such Business Employees as Seller certifies in writing to Buyer are exempt from such requirement.

          (f) Notwithstanding anything else contrary in this Agreement or the Transition Services Agreement, Seller’s obligations to perform under Section 5.8(a) shall terminate on the date that is ninety (90) days following the Closing Date; provided, however, that such limitation shall not alter or effect Buyer’s remedies for any breach of Section 5.8(a) prior to such date pursuant to the indemnity and survival provisions set forth in Article VII.

     5.9 Endorsement Authorization. Effective as of the Closing Date, Seller appoints Buyer its attorney-in-fact to open all mail relating to the Acquired Assets addressed to Seller and to endorse in the name of Seller any checks, drafts, or other instruments received to the extent (and only to the extent) they include payment of Accounts Receivable. Buyer promptly will send to Seller all mail and payments not relating to the Acquired Assets, except personal mail of any Retained Employee.

     5.10 Cooperation in Litigation. If, after the Closing Date, Seller or Buyer shall require the participation of officers and employees employed by the other to aid in the defense or settlement of litigation or claims by third parties, and so long as there exists no conflict of interest between the parties, Seller and Buyer shall use their reasonable best efforts to make such officers and employees available to participate in such defense, provided that the party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

     5.11 Cooperation in Tax Matters. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or other proceeding in respect of Taxes, in each case, to the extent relating to the Acquired Assets or the SME Business, including using best efforts to make officers and employees available for such purposes, provided that the party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

     5.12 Exclusivity. Seller grants to Buyer the exclusive right to acquire the SME Business and the Acquired Assets unless and until this Agreement is validly terminated as provided in Section 8.1. From the date of this Agreement until the earlier to occur of the Closing Date and the valid termination of this Agreement as provided in Section 8.1, Seller shall not, and shall cause its stockholders, directors, employees, managers and affiliates to not, (a) solicit, initiate, encourage, seek, negotiate, discuss or accept (or enter into any agreement with respect to) any proposal or offer to invest in, acquire or purchase (directly or indirectly, by way of merger, consolidation, stock purchase, asset purchase or otherwise) (i) substantially all of the assets of the Seller that do not constitute the Acquired Assets (the “Non-SME Assets”) (a “Non-SME Asset Sale”), (ii) a majority of, or all of, the outstanding capital stock of Seller (a “Controlling Stock Sale”), or (iii) any of the Acquired Assets or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. In the event that Seller receives an unsolicited offer from a third party for a Non-SME Asset Sale or a Controlling Stock Sale (an “Acquisition Proposal”), Seller will promptly notify Buyer in writing of the identity of the proposed acquiror and the material terms (including price) in the Acquisition Proposal. Notwithstanding anything to the contrary, the board of directors of Seller may, in response to a bona fide unsolicited Acquisition Proposal from a third party that does not otherwise result from a breach of this Agreement, (x) (i) furnish information with respect to Seller to the person making such Acquisition Proposal and its representatives (including providing to such person a copy of this Agreement and the Transition Services Agreement), and (ii) participate in discussions or negotiations with the person making such Acquisition Proposal and its representatives regarding such Acquisition Proposal and (y)(i)

furnish information with respect to Seller to any other person and its representatives (including providing to such person a copy of this Agreement and the Transition Services Agreement), (ii) solicit, initiate, encourage or seek a proposal or offer for a Non-SME Asset Sale or a Controlling Stock Sale from any other person and (iii) participate in discussions or negotiations with any other person and its representatives regarding an Acquisition Proposal; provided that, (A) Seller’s Board of Directors (“Seller’s Board”), by a majority vote, determines in its good faith judgment, after consultation with its outside legal counsel, that such actions are required by its fiduciary duties under Applicable Law and (B) Seller’s Board, by a majority vote, reasonably determines in good faith that the provision of information to such persons and/or such discussions or negotiations could result in a Qualifying Proposal (as defined below); and provided further that Seller receives from any such persons referenced in clauses (x) and (y) an executed confidentiality agreement in reasonably customary form. Notwithstanding anything to the contrary, Seller may enter into a binding agreement with a third party with respect to an Acquisition Proposal if such Acquisition Proposal constitutes a Qualifying Proposal. The term “Qualifying Proposal” means an Acquisition Proposal (a) that includes as an express provision thereof (i) a covenant providing for the assumption of Seller’s obligations hereunder and under the Transition Services Agreement by any successor to Seller in any transaction in which Seller does not survive, (ii) a covenant providing for the assumption of Seller’s obligations under the Transition Services Agreement by any successor to or acquiror of substantially all of the Non-SME Assets, and (iii) a covenant by the acquiring person and, to the extent the Seller’s Board reasonably determines in good faith that such acquiring person is insufficiently capitalized, any parent entity of such acquiring person that the Seller’s Board reasonably determines in good faith is sufficiently capitalized, in any Non-SME Asset Sale or Controlling Stock Sale to cause Seller or its successor, as applicable, to honor the obligations of Seller hereunder and under the Transition Services Agreement and (b) in which any successor to Seller, any successor to substantially all of the Non-SME Assets, or Seller, as the case may be, will in the good faith reasonable judgment of the board of directors, have sufficient financial resources to perform, and the capability to perform with a level of service commensurate with the level of service to be provided by Seller under the Transition Services Agreement.

     5.13 Public Announcements. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by Applicable Law, regulation or stock market rule (in which case the disclosing party shall use reasonable efforts to consult the other party and provide such party with a copy of the proposed disclosure prior to making the disclosure).

     5.14 Expenses of Transfer. All transfer, documentary, sales, use, value-added and other similar Taxes assessed upon or with respect to the sale, assignment, transfer, conveyance and delivery of the Acquired Assets, and any recording or filing fees with respect thereto (collectively, “Transfer Expenses”) shall be borne equally by Seller and Buyer; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Buyer be responsible for more than $150,000 of Transfer Expenses. For the sake of clarity, such Taxes included within the Transfer Expenses shall not include any income Taxes.

     5.15 Non-Competition; Non-Solicitation.

          (a) Seller agrees that, for a period commencing on the Closing Date and terminating three years after the Closing Date, it will not, directly or indirectly,

          (i) engage in any Competing Business (as defined in Section 9.10) anywhere in the States of California and Nevada;

          (ii) solicit or encourage any Acquired Customers, or suppliers or vendors of the SME Business, to terminate or adversely alter in any material respect any relationship such Acquired Customer, supplier or vendor, as applicable, may have with Buyer or any of its successors; or

          (iii) solicit, offer employment to or employ any existing or future employee of Buyer or its successor (including the Retained Employees); provided, however, that Seller may solicit such employees through general, public solicitation for new employees for Seller’s business.

          (b) Notwithstanding Section 5.15(a), (i) Seller will not be prohibited from selling or providing any services to (A) other direct providers of telecommunications and telecommunications-related services, including CLECs, VARs or resellers, IXCs, ISPs, ESPs, ASPs and paging companies, (B) Seller, or (C) Seller’s Affiliates (other than any person or entity that is not a stockholder of the Company as of the date hereof, but who after the date hereof becomes a stockholder owning greater than five percent (5%) of the outstanding equity securities of the Company), and Seller’s directors, officers and employees and the persons identified on Schedule 5.15(b), (iii) the acquisition (by asset purchase, stock purchase, merger, consolidation or otherwise) by Seller of the stock, business or assets of any person that at the time of such acquisition is engaged in the Competing Business, and the continuation of such Competing Business following such acquisition, will not be prohibited hereunder if the portion of the revenues of such person and its subsidiaries on a consolidated basis for the fiscal year ending prior to the date of such acquisition that are attributable to the Competing Business by such person and its subsidiaries account for less than twenty percent (20%) of the revenues of such person and its subsidiaries on a consolidated basis for such fiscal year and (iv) the acquisition of the stock, business or assets of Seller (by asset purchase, stock purchase, merger, consolidation or otherwise) by any person who is not a current affiliate of Seller will not be prohibited hereunder.

          (c) Nothing in this Section 5.15 will restrict or prevent Seller from maintaining or undertaking passive investments in any person primarily engaged in the Competing Business so long as the aggregate interest represented by such investments does not exceed five percent (5%) of any class of the outstanding debt or equity securities of any such person.

          (d) Buyer agrees that, for a period commencing on the date hereof and terminating three years after the Closing Date, except as set forth in Section 5.8(a), it will not, directly or indirectly solicit, offer employment to or employ any existing or future employee of Seller or its successor; provided, however, that Seller may solicit such employees through general, public solicitation for new employees for Seller’s business.

     5.16 Seller’s Accounts Receivable. Buyer shall use commercially reasonable efforts to bill and collect all of Seller’s Accounts Receivable in accordance with Applicable Law prior to one hundred and eighty days (180) after the Closing Date. The parties hereto agree that (a) outsourcing such function to a collection firm of national or regional recognition shall not be deemed to be inconsistent with such commercially reasonable efforts standard or Seller’s obligations under this Section 5.16 and (b) the term “commercially reasonable efforts,” shall mean, for purposes of this Section 5.16, at least those efforts that Buyer customarily undertakes in accordance with its policies and procedures for the billing and collection of accounts receivable in the ordinary course of its business consistent with its past practices as of the Closing.

     5.17 Regulatory Applications. As soon as reasonably practicable after the date hereof, Buyer and Seller shall each make, or jointly make, as the case may require, any and all filings required to be made by the Federal Communications Commission and any state regulatory agency having regulatory authority over the SME Business, and shall provide such customer notices as may be required by those agencies, in order to obtain approval of the transactions contemplated herein and as otherwise may be required by such agencies in connection with those transactions.

     5.18 Excluded Names. As promptly as practicable following the Closing, but in no event later than 30 days after the Closing Date, Buyer will stop using any trademark, service mark, brand name, certification mark, trade name, service name, corporate name, domain name, logo or other indication of source or origin owned by Seller or any of its Affiliates and not included within Acquired Intellectual Property (collectively “Excluded Names”) by removing, permanently obliterating or covering all Excluded Names that appear on any Acquired Asset, including labels and badges on all equipment on the premises of Acquired Customers and any Excluded Names that appear on trucks and other equipment included within the Acquired Assets. Without limiting the foregoing, in no event will Buyer use or display any Excluded Name in any way (i) other than in the same manner used by Seller in the SME Business immediately prior to Closing, (ii) in connection with products or services not conforming to the same standard of quality that existed for the products and services of the SME Business prior to Closing, or (iii) that would detract from or impair the goodwill associated with such Excluded Names. Notwithstanding the foregoing, Buyer shall continue to use Seller’s name for invoicing and collecting the Accounts Receivable for 180 days after the Closing. Buyer will not, and will cause its Affiliates not to, use any Excluded Name, and neither Buyer nor any of its Affiliates is granted any right hereunder to use any Excluded Name except as expressly permitted pursuant to this Section 5.18.

     5.19 In Flight Customer Orders. At the Closing, Seller will deliver to Buyer a list as of the close of business on the date immediately prior to the Closing Date describing with reasonable specificity (including the customer name and the applicable products and services) any sales of products and services to Acquired Customers booked by Seller prior to the Closing Date as to which Seller has not yet begun to provide such products or services to the Acquired Customer (“In-Flight Orders”), together with information with respect to any Promotional Credits issued to such Acquired Customers in connection with such In-Flight Orders.

     5.20 Maintenance and Delivery of Certain Inventory. At the Closing, Seller shall convey to Buyer as part of the Acquired Assets, an inventory of customer premises equipment for use in the SME Business sufficient to fulfill In-Flight Orders for a period of 21 days following the Closing Date.

VI. CONDITIONS TO CLOSING

     6.1 Conditions to Obligations of Buyer at Closing. The obligations of Buyer to consummate the transactions provided for by this Agreement are subject, in the discretion of Buyer to waive such condition, to the satisfaction at or prior to the Closing of each of the following conditions:

          (a) Representations and Warranties.

          (i) The representations and warranties of Seller set forth in Article III (other than the representations and warranties identified in Section 6.1(a)(ii) and (iii)) of this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, (B) that are qualified as to materiality shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, except, in either (A) or (B), to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of that date.

          (ii) The representations and warranties set forth in Sections 3.10, 3.13, 3.14, 3.18, 3.19, 3.23 and 3.25 shall be true and correct as of the Closing Date, with only such exceptions as, individually or in the aggregate, have not had a Material Adverse Effect, except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties need be true and correct as of such specified date, with only such exceptions as, individually or in the aggregate, have not had a Material Adverse Effect.

          (iii) The representations and warranties set forth in Sections 3.6 (other than Sections 3.6(c), (g) and (i)), 3.11(a), (b) and (c)(ii), 3.15, 3.16 and 3.17 shall be true and correct as of the Closing Date, with only such exceptions as, individually or in the aggregate, have not materially adversely impacted the Acquired Assets or Seller’s ability to perform its obligations under the Transition Services Agreement in accordance with its terms, taking into account Seller’s right and ability to cure any breaches or defaults thereunder.

          (b) Covenants. Seller shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date.

          (c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.

          (d) Consents. All consents, authorizations, assignments, registrations, and waivers from third parties and governmental agencies specified in Schedule 6.1(d) shall have been obtained, and such consents shall be in full force and effect as of the Closing Date.

          (e) Seller’s Certificates. The Chief Financial Officer of Seller will have executed and delivered to Buyer a certificate to the effect that each of the conditions specified in Sections 6.1(a) – (d) is satisfied in all respects. The Secretary of Seller will have executed and delivered to Buyer a certificate certifying as to the incumbency of the officers of Seller authorized to close the transactions contemplated by this Agreement, and Seller will have delivered a certified copy of the appropriate proceedings of the Board of Directors of Seller authorizing and approving this Agreement and the transactions and documents contemplated hereby.

          (f) Assignment and Bill of Sale. Seller shall have executed and delivered to Buyer an appropriately executed assignment and bill of sale.

          (g) No Injunction. There will not be in effect at the Closing, any order of any court or other governmental or administrative authority restraining, enjoining, or otherwise preventing Buyer from the carrying out of this Agreement or the consummation of the material transactions contemplated by this Agreement.

     6.2 Conditions to Obligations of Seller at Closing. The obligations of Seller to consummate the transactions provided for by this Agreement are subject, in the discretion of Seller to waive such condition, to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Buyer set forth in Article IV of this Agreement (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, (ii) that are qualified as to materiality shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, except, in either (i) or (ii), to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects or true and correct in all respects, as the case may be, as of that date.

          (b) Covenants. Buyer shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date.

          (c) Buyer’s Certificates. The President or a Vice President of Buyer will have executed and delivered to Seller a certificate to the effect that each of the conditions specified in Sections 6.2(a), (b) and (d) are satisfied in all respects. The Secretary of Buyer will have executed and delivered to Seller a certificate certifying as to the incumbency of the officers of Buyer authorized to close the transactions contemplated by this Agreement, and Buyer will have delivered a certified copy of the appropriate proceedings of the Board of Directors of Buyer authorizing and approving this Agreement and the transactions and documents contemplated hereby.

          (d) Consents. All consents, authorizations, assignments, registrations and waivers from third parties and governmental agencies specified in Schedule 6.2(d) shall have been obtained, and such consents shall be in full force and effect as of the Closing Date.

          (e) Assumption Agreement. Buyer shall have executed and delivered to Seller the assumption agreement related to the Assumed Liabilities.

          (f) No Injunction. There will not be in effect at the Closing, any order of any court or other governmental or administrative authority restraining, enjoining, or otherwise preventing Seller from the carrying out of this Agreement or the consummation of the material transactions contemplated by this Agreement.

VII. INDEMNIFICATION

     7.1 Indemnification By Seller.

          (a) Subject to the limitations set forth in this Article VII, after the Closing, Seller shall indemnify, defend and hold harmless Buyer, its successors and assigns, and its officers, directors, employees, agents and affiliates (“Buyer’s Indemnified Persons”) from and against any and all losses, liabilities, claims, obligations, damages, deficiencies, actions, judgments, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, costs and Legal Expenses (as defined in Section 9.10) (collectively, “Losses”) incurred by them arising out of, based upon or resulting from the following:

          (i) any misrepresentation in or breach of any representation or warranty or nonfulfillment of any covenant, agreement or other obligation of Seller set forth in this Agreement or in any Operative Document delivered to Buyer pursuant to the provisions of this Agreement, including the Transition Services Agreement;

          (ii) any Excluded Liability;

          (iii) any claims by parties other than any Buyer’s Indemnified Persons to the extent caused by acts or omissions of Seller on or prior to the Closing Date, including claims for Losses which arise or arose out of Seller’s operation of the SME Business or by virtue of Seller’s ownership of the SME Business prior to the Closing;

          (iv) any claims which arise out of (A) the entry of any decree, judgment or order adjudicating Seller as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of Seller under any bankruptcy or similar law, or (B) entry of a decree, order or judgment appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency for Seller or for the winding up or liquidation of its affairs;

          (v) any claims which arise out of (A) the institution by Seller of proceedings to be adjudicated a voluntary bankrupt, or consent by Seller to the filing of a bankruptcy proceeding against it, (B) Seller filing a petition or answer or consent seeking reorganization under any bankruptcy or similar law or statute, or consenting to the filing of any such petition, or consenting to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any substantial part of its assets or property, or (C) Seller making a general assignment for the benefit of creditors, or admission in writing of its inability to pay its debts as they become due;

          (vi) any Seller’s Taxes; and

          (vii) any amount owed by Seller under Section 5.14.

          (b) Notwithstanding Section 7.1(a), the obligations of Seller pursuant to Section 7.1(a)(i) will: (i) not apply until, and then only to the extent that, the aggregate amount of all Losses incurred by all Buyer’s Indemnified Persons exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”), and (ii) be limited to, and will not exceed, Five Million Dollars ($5,000,000) (the “Cap”). In addition, the obligations of Seller pursuant to Section 7.1(a)(i) will not apply to any Losses arising out of, based upon or resulting from a breach by Seller of any representation or warranty to the extent that facts, events or circumstances giving rise to such breach are specifically taken into account by Seller and Buyer (or the Neutral Arbitrator, as the case may be) in the process of determining Monthly Billed Revenue on the Final Closing Invoice Statement, but only if there has been an adjustment to the Purchase Price pursuant to Section 1.8.

7.2 Indemnification by Buyer.

          (a) Subject to the limitations set forth in this Article VII, after the Closing, Buyer shall indemnify, defend and hold harmless Seller, its successors and assigns, and its officers, directors, employees, agents and affiliates (“Seller’s Indemnified Persons”) from and against any and all Losses incurred by them arising out of, based upon or resulting from the following:

          (i) any misrepresentation in or breach of any representation or warranty or nonfulfillment of any covenant, agreement or other obligation of Buyer set forth in this Agreement or in any Operative Document delivered to Seller pursuant to the provisions of this Agreement, including the Transition Services Agreement;

          (ii) any Assumed Liability;

          (iii) any claims by parties other than any Seller’s Indemnified Persons to the extent caused by the acts or omissions of Buyer after the Closing Date, including claims for Losses which arise out of Buyer’s operation of the SME Business or Buyer’s use or ownership of the Acquired Assets after the Closing;

          (iv) any amount owed by Buyer under Section 5.14; and

          (v) Buyer’s provision of or failure to provide local exchange and other services under Sections 2.3(b), (c) and (d).

          (b) Notwithstanding Section 7.2(a), the obligations of Buyer pursuant to Section 7.2(a)(i) will: (i) not apply until, and then only to the extent that, the aggregate amount of all Losses incurred by all Seller’s Indemnified Persons exceeds the Basket; and (ii) be limited to, and will not exceed, the Cap.

     7.3 Indemnification and Liability for the Payment of Certain Taxes. Notwithstanding any other provision herein, all ad valorem and similar Tax obligations levied with respect to the Acquired Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the period through and including the Closing Date (“Pre-Closing Tax Period”) and the number of days of such taxable period included in the period commencing on the day after the Closing Date (“Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period; provided, however, that notwithstanding in this Agreement to the contrary, in no event shall Buyer be responsible for more than $75,000 of Taxes pursuant to this Section 7.3. Buyer and Seller each covenant to timely file such Tax Returns as either may be required to file with respect to such Taxes, and within a reasonable period, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.3, together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other party within ten (l0) days after delivery of such statement. Any payment required under this Section 7.3 and not made within ten (10) days after delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

     7.4 Defense of Claims. If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which any party hereto may have an obligation to indemnify the other party, the party asserting such right to indemnity (the “Indemnified Party”) shall give the party from whom indemnity is sought (the “Indemnifying Party”) written notice thereof within thirty (30) days after the institution or assertion of such legal proceeding or claim, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right to control, at its option and expense, the defense (with counsel of its choosing), negotiation or settlement of any such claim or proceeding, provided that the Indemnifying Party admits in writing it’s liable to the Indemnified Party hereunder with respect to the full amount of Losses with respect to such proceeding or claim (and in such event the Indemnified Party will fully cooperate as reasonably requested by the Indemnifying Party in the defense or settlement of such matter); provided, however, that:

          (a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; except that the employment of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party determines after consultation with its outside legal counsel that defense of the Indemnified Party by counsel to the Indemnifying Party is not appropriate in light of conflicts of interest or other similar circumstances;

          (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld, conditioned or delayed);

          (c) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and

          (d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to which the Indemnified Party is entitled to indemnification under Sections 7.1 or 7.2 to the extent (and only to the extent) such claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially adversely interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party, in each case taken as a whole.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that the Indemnifying Party shall be liable for such Legal Expenses if the Indemnified Party reasonably determines in good faith that conflicts of interest exist that require the Indemnified Party to be represented by its own counsel. If the Indemnifying Party does not assume control of the defense of such claim as provided in this Section 7.4, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this Section 7.4. The reimbursement of fees, costs and expenses required by this Section 7.4 shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

     7.5 Survival of Representations and Warranties. The representations and warranties of each party contained in this Agreement shall survive the Closing Date for a period of twelve (12) months, except for the representation and warranty contained in the first sentence of Section 3.7 (Title), which shall survive indefinitely, and the representations and warranties contained in Section 3.13 (Tax Returns and Taxes), which shall survive for sixty (60) days longer than any applicable statute of limitations. Notwithstanding anything to the contrary, no claim may be made under this Article VII with respect to any representations or warranties made or given in this Agreement or in any Operative Document after the expiration of the applicable survival period set forth in this Section 7.5.

     7.6 Right of Setoff. In the event Buyer incurs any Losses for which it is entitled to indemnification pursuant to Section 7.2 above, Buyer may offset such Losses against any amounts payable to Seller as Seller’s Accounts Receivable pursuant to Section 1.9 in accordance with the following procedures:

          (a) Buyer shall deposit the amount of such Losses up to the amount payable to Seller as Seller’s Accounts Receivable (the “Offset Amount”) into a joint account established jointly by Buyer and Seller, from which account no withdrawal shall be made except solely upon the signatures of an authorized officer of each of Buyer and Seller (the “Joint Account”).

          (b) Simultaneously with the deposit of the Offset Amount into the Joint Account, Buyer shall provide Seller with written notice thereof and a reasonably detailed description of the factual and legal basis for such claim of offset (the “Offset Notice”).

          (c) If Seller agrees with Buyer’s basis and calculation of the Offset Amount, Seller and Buyer shall each cause an authorized officer to execute the necessary and appropriate instrument(s) to effectuate payment of the Offset Amount (and any interest accrued thereon) to Buyer. If Seller disagrees with Buyer’s basis or calculation of the Offset Amount (in whole or in part), and Seller and Buyer cannot reach agreement on the appropriate amount of offset within thirty (30) days after Seller’s receipt of the Offset Notice, the dispute shall be resolved in accordance with Section 9.2.

          (d) Upon entry of a final and binding award pursuant to Section 9.2 resolving any dispute over the Offset Amount, Buyer and Seller shall each cause an authorized officer to execute the necessary and appropriate instrument(s) to effectuate payment of the Offset Amount (or portions thereof), together with any interest accrued thereon (divided pro-rata based on each party’s respective share of the Offset Amount) to either or both of Seller and Buyer consistent with such final resolution, within five (5) days after the entry of such final binding award or resolution.

     7.7 Exclusive Remedies. Except in the case of specific performance and other non-monetary equitable remedies as set forth in Section 9.1 and for any other remedies available to the parties pursuant to the Transition Services Agreement (but only with respect to disputes under the Transition Services Agreement) and under Sections 1.8 and 1.9 hereof, following the Closing the remedies provided in this Article VII will be the sole and exclusive remedies of the parties hereto for all disputes arising out of or relating to this Agreement or any Operative Document, and will supersede and replace all other remedies that any of the parties may have under any law with respect to such disputes.

7.8 Limitations on Indemnity Claims.

          (a) NEITHER BUYER NOR SELLER WILL BE LIABLE UNDER THIS ARTICLE VII IN RESPECT OF ANY CLAIM OR LOSSES IN RESPECT OF INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING CONSEQUENTIAL DAMAGES RESULTING FROM BUSINESS INTERRUPTION OR LOST PROFITS.

          (b) The obligations of Buyer and Seller to provide indemnification under this Article VII will be terminated, modified or abated as appropriate to the extent the underlying claim (i) would not have arisen but for a voluntary act that is carried out at the express written request of, or with the express written approval, concurrence of or with the knowing assistance of the party seeking indemnification, or (ii) is based, in whole or in part, on the bad faith or willful misconduct of the party seeking indemnification. For purposes of this Section 7.8, “voluntary” means an act other than any act which is required to be taken by law or which, if taken, would constitute prudent business practice.

          (c) The amount of any indemnification payable under this Article VII will be net of the amount of any insurance proceeds actually received to such party under any policies of insurance covering the Loss giving rise to the claim. The party seeking indemnification will use commercially reasonable efforts to collect any such insurance and will account therefor to the party from whom indemnification is sought. If, at any time subsequent to the party seeking indemnification receiving an indemnity payment for a claim under this Article VII, such party receives payment in respect of the Losses underlying such claim through recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against third party, the amount of such payment, less any expenses incurred to obtain such payment, will promptly be remitted to the party from whom indemnification was obtained.

VIII. TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to Closing:

          (a) by mutual consent of Buyer and Seller;

          (b) by either Buyer or Seller if there has been a material breach of any (i) representation or warranty set forth in this Agreement that with the passage of time would result in the failure of a condition to Closing under the applicable standard in Section 6.1(a) or 6.2(a), or (ii) covenant or agreement set forth in this Agreement, in either case on the part of the other party and such other party is unable to cure such breach within thirty (30) days after its receipt of notice thereof, or by Buyer in the event Seller supplements the Schedules pursuant to Section 5.6 and such supplement reflects a Material Adverse Effect occurring at any time since the date of this Agreement; provided the party seeking to terminate this Agreement is not itself in material breach of this Agreement;

          (c) by Buyer or Seller if the Closing shall not have occurred by June 30, 2005 by reason of the material failure of any of the conditions specified in Sections 6.1 or 6.2; provided that the party seeking to terminate this Agreement is not itself in material breach of this Agreement;

          (d) by either Buyer or Seller if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

          (e) by Seller if Buyer does not deposit with Seller prior to the close of business on December 22, 2004 an additional One Million Dollars ($1,000,000) to be held as a part of the Earnest Money Deposit to the extent required pursuant to Section 1.11;

          (f) by Seller if, prior to the close of business on January 6, 2005, Buyer has not either (i) notified Seller in writing of its waiver of the condition to Closing set forth in Item 4 of Schedule 6.1(d) or (ii) deposited with Seller an additional Two Million Five Hundred Thousand Dollars ($2,500,000) to be held by Seller as a part of the Earnest Money Deposit pursuant to Section 1.11; or

          (g) by Seller at any time after the close of business on January 28, 2005, provided that Buyer has not notified Seller in writing of its waiver of the condition to closing set forth in Item 4 of Schedule 6.1(d) prior to Seller’s written notice of termination pursuant to this Section 8.1(g).

     8.2 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Seller or Buyer or Seller’s or Buyer’s officers or directors, except for liabilities arising from a material breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the obligations of the parties set forth in Section 5.15(d) (Non-Solicitation), this Article VIII, (Termination) and Section 9.13 (Expenses) hereof shall survive such termination.

IX. OTHER PROVISIONS

     9.1 Specific Performance. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER PARTY MAY BE IRREPARABLY HARMED IN THE EVENT OF A BREACH OR THREATENED BREACH OF THE PROVISIONS OF THIS AGREEMENT, FOR WHICH DAMAGES, EVEN IF AVAILABLE, MAY NOT PROVIDE AN ADEQUATE REMEDY. ACCORDINGLY, IN THE EVENT OF A BREACH OR THREATENED BREACH, THE AGGRIEVED PARTY WILL BE ENTITLED TO (A) AN INJUNCTION, WITHOUT POSTING A BOND, RESTRAINING THE BREACHING PARTY FROM ENGAGING IN ANY OF THE ACTIVITIES PROHIBITED BY THE AGREEMENT, WHETHER SUCH ACTIVITIES ACTUALLY HAVE BEEN ENGAGED IN OR ARE THREATENED, AND (B) THE GRANTING BY ANY COURT OF COMPETENT JURISDICTION OF THE REMEDY OF SPECIFIC PERFORMANCE OF ITS OBLIGATIONS HEREUNDER. NOTWITHSTANDING THE FOREGOING, NOTHING HEREIN WILL BE CONSTRUED AS PROHIBITING A PARTY FROM PURSUING ANY OTHER AVAILABLE REMEDIES AT LAW OR IN EQUITY FOR SUCH BREACH OR THREATENED BREACH, INCLUDING THE RECOVERY OF DAMAGES.

     9.2 Dispute Resolution.

          (a) Any dispute arising under this Agreement shall be settled by arbitration in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as provided in Section 1.8(e) and Section 1.9(d). It is the intention of the parties that the arbitration award will be final and binding, shall not be appealable and that a judgment of any circuit court having jurisdiction thereof may be rendered upon the award, and enforcement may be had according to its terms. This agreement to arbitrate shall be specifically enforceable against each of the parties.

          (b) When a matter has been submitted for arbitration, within thirty (30) days of such submission, Buyer will choose an arbitrator and Seller will choose an arbitrator, and an additional arbitrator independent of the parties will be selected unanimously by the two arbitrators chosen by the parties. The dispute shall then be resolved by majority vote of the three arbitrators. If the arbitrator chosen by Buyer and the arbitrator chosen by Seller cannot agree upon a third independent arbitrator within thirty (30) days of their appointment, the independent third arbitrator will be selected according to the procedures of the American Arbitration Association or any successor to the function thereof.

          (c) The parties hereto agree that an action to compel arbitration pursuant to this Agreement may be brought in any court of competent jurisdiction. Application may also be made to any such court for confirmation of any decision or award of the arbitrators, for an order of enforcement and for other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrators and of such court and waive any objection to the jurisdiction of such arbitrator and court.

     9.3 Exhibits and Schedules. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     9.4 Amendment. This Agreement and the Exhibits and Schedules hereto may not be amended, restated, supplemented or otherwise modified except by an instrument in writing signed by each of the parties hereto.

     9.5 Extension; Waiver. At any time prior to the applicable Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Failure by any party to assert any of its rights hereunder will not constitute a waiver of such rights. Any waiver of a term or condition herein will not be construed as a waiver of a subsequent breach or waiver of the same term or condition, or waiver of any other term or condition of this Agreement.

     9.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Exhibits and Schedules hereto, (a) constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, covenants, representations, warranties, undertakings, understandings, negotiations and discussions, whether oral or written, of the parties, including the Letter of Intent, with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.7 Governing Law. This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (regardless of the laws that might be applicable under principles of conflicts of law). Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California and of the United States, in each case located in the County of San Francisco, for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of California or the United States, in each case located in the County of San Francisco, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

     9.8 Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PARTIES HERETO (A) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

     9.9 Construction.

          (a) For purposes of this Agreement, whenever the context requires, the singular number will include the plural, and vice versa, the masculine gender will include the feminine and neuter genders, the feminine gender will include the masculine and neuter genders, and the neuter gender will include masculine and feminine genders.

          (b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

          (c) Except as otherwise expressly indicated, all references in this Agreement to a “Section” or “Exhibit” are intended to refer to a Section or Exhibit of this Agreement, and all references to a “Schedule” are intended to refer to a Schedule to this Agreement.

          (d) As used in this Agreement, the terms “hereof,” “hereunder,” “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (e) Each Party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. Consequently, this Agreement will be interpreted without reference to any rule or precept of law that requires that any ambiguity in a document be construed against the drafter.

     9.10 Certain Definitions. For purposes of this Agreement:

     “Acquired Customers” means customers of the SME Business, other than the customers identified on Schedule 9.10(a).

     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person.

     “Competing Business” means the business of selling on a retail basis directly to small and medium sized business customers telecommunications services of the type and nature sold on a retail basis directly to small and medium sized business customers of the SME Business as of the Closing Date.

     “Intellectual Property” means all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction anywhere in the world: (a) copyrights, (b) trademarks (including trade dress, service marks, and other designations of source, origin, sponsorship, certification or endorsement), (c) patents and inventions, (d) trade secrets and (e) moral rights, internet domain names, software and data base rights, publicity rights and any other proprietary or intellectual rights of any kind or nature.

     “Legal Expenses” means reasonable attorneys’, accountants’, investigators’, and experts’ fees, and expenses reasonably sustained or incurred in connection with the defense or investigation of any Losses.

     “Lien” shall mean any pledge, lien (including any tax lien), charge, claim, encumbrance, security interest, mortgage, option, restriction on transfer (including any buy-sell agreement or right of first refusal or offer), forfeiture, penalty, license, equity or other right of another person of every nature and description whatsoever.

     “Material Adverse Effect” shall mean any circumstance, change in or effect on the SME Business that is materially adverse to the results of operations or the financial condition of the SME Business, taken as a whole; provided, however, that a Material Adverse Effect shall not include any event, circumstance, change, occurrence, fact or effect resulting from or relating to (a) any changes in the telecommunications industry in California or Nevada, unless such changes have a materially disproportionate impact on the SME Business, taken as a whole, as compared to the SME business of other companies in such industry and region, (b) the public announcement of this Agreement or the transactions contemplated hereby or (c) any action or omission contemplated or required by this Agreement, and none of the foregoing shall be taken into account in determining whether a Material Adverse Effect exists or has occurred.

     “Permitted Liens” shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes, assessments, charges, levies or other claims not yet delinquent, or the validity of which are being contested in good faith; (b) encumbrances, irregularities, easements, reserves, servitudes, encroachments, rights of way or other imperfections of title or possession the existence of which do not materially interfere with the present use of the Acquired Assets;

(c) registered easements, rights-of-way, restrictive covenants and servitudes and other similar rights in land granted to, reserved or taken by any governmental authority or public utility or any registered subdivision, development, servicing, site plan or other similar agreement with any governmental authority or public utility; and (d) customary contractual provisions providing for retention of title to goods until payment is made.

     “Seller Taxes” shall mean any liability for Taxes of Seller with respect to all periods, including (i) any Taxes that relate to, or otherwise arise out of, the Acquired Assets for any period prior to the Closing Date (including any Taxes that are the liability of Seller under Section 7.3); (ii) any Taxes of Seller for any period that is not related to the Acquired Assets, and (iii) any Taxes of Seller for any period that could become a liability of, or be assessed or collected against, Buyer, or that could become a Lien on the Acquired Assets, in each case, other than Taxes for which Buyer is responsible under Section 5.14.

     “To the knowledge,” or “known” and words of similar import shall mean the actual knowledge of Hank Carabelli, H. Ravi Brar, Todd M. Putnam, Michael B. Hawn, Wayne Bell, Eric Jacobs, John F. Sumpter and Peggy McGaw.

     “VOIP Customers” shall mean those Voice Over Internet Protocol customers of Seller listed on Schedule 9.10(c).

     9.11 Notices. All notices, consents, requests, demands, claims and other communications hereunder shall be in writing. Any notice, consent, request, demand, claim or other communication shall be deemed duly given (a) two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, or (c) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below:

          If to Buyer, addressed to:

U.S. TelePacific Corp.
515 South Flower Street
47th Floor
Los Angeles, CA 90071
Phone: (213) 213-3500
Fax: (213) 213-3501

Attention: President and Chief Executive Officer

          With a copy to (which shall not constitute notice):

U.S. TelePacific Corp.
515 South Flower Street
47th Floor
Los Angeles, CA 90071
Phone: (213) 213-3690
Fax: (213) 213-3691
Attention: General Counsel

and

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Phone: (213) 229-7000
Fax: (213) 229-7520
Attention: Bradford P. Weirick

          If to Seller, addressed to:

Pac-West Telecomm, Inc.
1776 West March Lane, Suite 250
Stockton, CA 95207
Phone: (209) 926-3358
Fax: (209) 926-4444
Attention: Robert C. Morrison

          With a copy to (which will not constitute notice):

Jenner & Block LLP
One IBM Plaza
Chicago, IL 60611
Phone: (312) 840-7206
Fax: (312) 840-7306
Attention: Michael T. Wolf

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     9.12 Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement will be binding on any party hereto once signed by such party and a signature by facsimile, with an original hard copy to follow, will be deemed to be due execution. The headings of the several Articles and Sections, the Table of Contents and the Index of Schedules herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     9.13 Expenses. Except as otherwise specified in this Agreement, regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its or their own costs and expenses, including legal, accounting, consulting and other professional fees, incurred in connection with the negotiation, preparation, investigation, and performance by such party of this Agreement and the transactions contemplated hereunder.

     9.14 Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and insure to the benefit of the parties hereto and their respective successors and assigns.

     9.15 Partial Invalidity. Insofar as possible, each provision of this Agreement shall be interpreted so as to render it valid and enforceable under Applicable Law and severable from the remainder of this Agreement. A finding that any provision is prohibited, invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of any other provision or the validity or enforceability of such provision under the laws of any other jurisdiction.

     9.16 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets to Buyer hereunder.

     9.17 Disclosure Schedules. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Schedules hereto. The specific disclosures set forth in the Schedules have been organized to correspond to Section references in this Agreement to which the disclosure may be most likely to relate, together with appropriate cross references when disclosure is applicable to other Sections of this Agreement. In the event that there is any inconsistency between this Agreement and matters disclosed in the Schedules, information contained in the Schedules will prevail and will be deemed to be the relevant disclosure.

     9.18 Recovery of Fees by Prevailing Party. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the party which does not prevail in such litigation, as determined by the court in a final judgment or decree, shall pay to the prevailing party all costs, expenses and reasonable attorneys’ fees incurred by the prevailing party, including such costs, expenses and fees of any appeals. If the prevailing party shall recover judgment in any action or proceeding, its costs, expenses and attorney’s fees shall be included as part of such judgment.

[Signatures on next page.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

U.S. TELEPACIFIC CORP.
By:

Its: President and Chief Executive Officer

PAC-WEST TELECOMM, INC.
By:

Its: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]